UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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Triton International Limited
(Name of Registrant as Specified In Its Charter)
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TRITON INTERNATIONAL LIMITED
22 VICTORIA STREET
HAMILTON HM12, BERMUDA
April 10, 2017

Dear Shareholders,

You are cordially invited to join us for our Annual General Meeting of Shareholders (the “Annual Meeting”) to be held this year on May 10, 2017, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 USA.

The Notice of Annual General Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. You will be asked to: (i) elect nine directors to the Board of Directors; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; (iii) approve on an advisory basis the compensation of our named executive officers; (iv) indicate the preferred frequency (every year, every two years or every three years) of the advisory vote on the compensation of our named executive officers; and (v) act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

Whether or not you intend to be present at the Annual Meeting, it is important that your shares be represented. Voting instructions are provided in the accompanying proxy card and Proxy Statement. Please vote via the Internet, by telephone, or by completing, signing, dating and returning your proxy card.

Sincerely,

Brian M. Sondey
Chairman and Chief Executive Officer

TRITON INTERNATIONAL LIMITED
22 Victoria Street
Hamilton HM12, Bermuda
______________________
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on May 10, 2017
______________________
To Our Shareholders:

The Board of Directors of Triton International Limited hereby gives notice that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Triton International Limited will be held on May 10, 2017, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 USA. The purpose of the Annual Meeting is to:

1.
elect nine directors identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2018 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;

2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.hold an advisory vote on the compensation of our named executive officers;

4.	hold an advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers; and

5.	act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

We will also present before the Annual Meeting our audited financial statements for the fiscal year ended December 31, 2016 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the Bye-Laws of Triton International Limited. These audited financial statements may be found in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. If you attend the Annual Meeting, you may vote in person if you wish, even though you may have previously voted your proxy. Triton International Limited’s Proxy Statement accompanies this notice.
April 10, 2017

By Order of the Board of Directors,
Marc Pearlin
Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD FOR THE ANNUAL MEETING AND RETURN IT AS INSTRUCTED ON THE PROXY CARD. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

Internet Availability of Proxy Materials
The Proxy Statement and the 2016 Annual Report are available on www.proxyvote.com.

TRITON INTERNATIONAL LIMITED
22 Victoria Street
Hamilton HM12, Bermuda
______________________
PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on May 10, 2017
______________________
INFORMATION ABOUT VOTING
General

This Proxy Statement and the accompanying Notice of Annual General Meeting of Shareholders are being furnished in connection with the solicitation by the Board of Directors of Triton International Limited (“Triton,” the “Company,” “us,” “our” or “we”) of proxies for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on May 10, 2017, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual General Meeting of Shareholders. This Proxy Statement and the proxy card for the Annual Meeting are first being made available or distributed to shareholders of record on or about April 10, 2017.

The cost of soliciting proxies will be borne by Triton, and will consist primarily of preparing and distributing this Proxy Statement and the proxy card. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Triton’s common shares, par value $0.01 per share (the “Common Shares”).

Who can vote?

Only holders of record as of the close of business March 31, 2017 (the “Record Date”) of the Common Shares are entitled to vote at the Annual Meeting. On the Record Date, there were 74,497,727 Common Shares outstanding.

What proposals will be voted on at the Annual Meeting?
Shareholders will vote on the following proposals at the Annual Meeting:

•	the election of nine directors identified in this Proxy Statement to serve on our Board of Directors (Proposal 1);

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2);

•	an advisory vote on the compensation of our named executive officers as described in this Proxy Statement (Proposal 3);

•	an advisory vote on the preferred frequency (every year, every two years or every three years) of the compensation of our named executive officers (Proposal 4); and

•	such other business as may properly be brought before the 2017 Annual Meeting (including any adjournment or postponement(s) thereof).

In addition, in accordance with Section 84 of the Companies Act and Section 39 of our Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2016 will be presented at the Annual General Meeting. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

How does our Board of Directors recommend that I vote on the proposals?

1.
“FOR” the election of nine directors identified in this Proxy Statement to serve on our Board of Directors until the 2018 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	“FOR” the approval of the compensation of our named executive officers as described in this Proxy Statement; and

4.	“FOR” the approval that the Company hold an advisory vote on executive compensation “EVERY YEAR”.

If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

How many votes can I cast?

You will be entitled to one vote per Common Share owned by you on the Record Date.

How do I vote by proxy?

Vote by Internet

The proxy card or voting instruction card contains instructions on how to view our proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com. You may use the Internet to transmit your voting instructions until 11:59 p.m., Eastern Time, on May 9, 2017. You should have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Shareholders may request receipt of future proxy materials by email, which will save us the cost of printing and mailing documents to those shareholders. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Vote by Telephone 1-800-690-6903

Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2017.

Vote by Mail

Follow the instructions on the enclosed proxy card for the Annual Meeting to vote on the proposals to be considered at the Annual Meeting. Sign and date the proxy card and return it as instructed on the proxy card.

The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposals, the proxy holders will vote for you on the proposals.

Unless you instruct otherwise, the proxy holders will vote “FOR” the nominees proposed by our Board of Directors, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, “FOR” the approval of the compensation of our named executive officers as described in this Proxy Statement, and that the Company hold an advisory vote on executive compensation “EVERY YEAR”. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the Common Shares represented by all properly executed proxies in their discretion.

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote your shares as they see fit at their discretion.

What can I do if I change my mind after I vote my shares?

At any time before the vote at the Annual Meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy, (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (iii) signing, dating and returning to our Secretary a new proxy card bearing a later date or (iv) attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not revoke your proxy unless you vote in person. All written notices or new proxies should be sent to our Secretary, c/o Estera Services (Bermuda) Limited at 22 Victoria Street, Hamilton HM12 Bermuda.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote via the Internet, by telephone, or by completing and returning the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What are broker non-votes?

Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (election of directors), Proposal 3 (advisory vote on the compensation of named executive officers) and Proposal 4 (advisory vote on the frequency of the advisory vote on the compensation of our named executive officers). However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017). Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a quorum?
We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the Common Shares entitled to vote on the Record Date are present in person or by proxy at the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you vote via the Internet, by telephone, or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.

What vote is necessary for action?

Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting and entitled to vote. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017) will require the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting and entitled to vote. Approval of Proposal 3 (advisory vote on the compensation of named executive officers) will require the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting and entitled to vote, although such vote will not be binding on us. With respect to Proposal 4 (advisory vote on the frequency of the advisory vote on the compensation of named executive officers), the prevailing alternative will be the one that receives the highest number of votes cast by holders of our Common Shares present in person or by proxy at the Annual Meeting and entitled to vote, although such vote will not be binding upon us. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; however, in tabulating the voting results for any particular proposal abstentions have the same effect as votes against the matter, except in the case of the non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, where an abstention will have no effect.

Who pays for the proxy solicitation?

We will bear the expense of soliciting proxies for the Annual Meeting, including the costs of distributing proxy materials to our shareholders. In addition to solicitation by mail, directors, officers and other employees also may solicit proxies personally, by telephone or through electronic communications, but will not receive specific compensation for doing so. We may reimburse brokerage firms and others holding shares in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.
PRESENTATION OF FINANCIAL STATEMENTS
In accordance with Section 84 of the Companies Act and Section 39 of the Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2016 will be presented at the Annual Meeting. These financial statements are included in our 2016 Annual Report. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect nine directors to serve until the 2018 Annual Meeting of shareholders or until their respective successors are elected and qualified. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy “FOR” the election of the nine nominees named below.

Assuming a quorum is present, each nominee will be elected as a director of Triton if such nominee receives the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting and entitled to vote. All nominees are currently incumbent directors. Shareholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this Proxy Statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. The names of the nominees, their ages as of December 31, 2016, and certain other information about them are set forth below:

Name	Age	Position	Director Since
Brian M. Sondey	49	Chairman, Chief Executive Officer and Director	July 2016
Simon R. Vernon	58	President and Director	July 2016
Robert W. Alspaugh (1)	69	Director	July 2016
Malcolm P. Baker (1)	47	Director	July 2016
David A. Coulter (2)(3)	69	Director	October 2015
Claude Germain (2)(3)	49	Director	July 2016
Kenneth Hanau (1)	51	Director	July 2016
John S. Hextall (2)	60	Director	July 2016
Robert L. Rosner (3)	57	Lead Director	October 2015

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating and Corporate Governance

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director of the Company since July 2016. Upon the closing of the combination of Triton Container International Limited (“TCIL”) and TAL International Group, Inc. (“TAL”) in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

As a result of these professional and other experiences, we believe Mr. Sondey possesses particular knowledge and experience in a variety of areas including corporate finance, intermodal equipment leasing, logistics, marketing, people management and strategic planning and strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Simon R. Vernon is our President, and has served as a director of the Company since July 2016. Upon the closing of the combination of TCIL and TAL in July 2016, Mr. Vernon, who had served as the President and Chief Executive Officer of TCIL since 2003, became the President of Triton. Before being named President and Chief Executive Officer of TCIL, Mr. Vernon served as Executive Vice President of TCIL beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing of TCIL beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. He was named Vice President, Marketing, responsible for the Pacific basin, in 1993. Prior to joining TCIL, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from

1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. He holds a B.A. from Exeter University in England.

As a result of these professional and other experiences, we believe Mr. Vernon possesses particular knowledge and experience in a variety of areas including corporate finance, container leasing, logistics, marketing, people management and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert W. Alspaugh has served as a director of the Company since July 2016 and is the Chair of the Audit Committee. Mr. Alspaugh also has served as a director of TCIL since 2012. Mr. Alspaugh had a 36-year career with KPMG LLP, including serving as the senior partner for a diverse array of companies across a broad range of industries. Mr. Alspaugh has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2006, when Mr. Alspaugh served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of KPMG International, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice from 1998 to 2002. Mr. Alspaugh currently serves on the boards of directors of Autoliv, Inc. (where he is the Chairman of the Audit Committee and a member of the Compliance Committee), Ball Corporation (where he is the Chairman of the Audit Committee and a member of the Finance Committee) and Verifone Systems, Inc. (where he is the Chairman of the Audit Committee and a member of the Governance and Nominating Committee). Mr. Alspaugh received his B.B.A. degree in accounting from Baylor University, where he graduated summa cum laude.

As a result of these professional and other experiences, we believe Mr. Alspaugh possesses particular knowledge and experience in a variety of areas including corporate finance, strategy, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Malcolm P. Baker has served as a director of the Company since July 2016. Mr. Baker also has served as a director of TAL since 2006. Mr. Baker is the Robert G. Kirby Professor and the head of the finance unit of the Harvard University Graduate School of Business, the director of the corporate finance program at the National Bureau of Economic Research, and a consultant for Acadian Asset Management. Mr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard University.

As a result of these professional and other experiences, we believe Mr. Baker possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

David A. Coulter has served as a director of the Company since October 2015. Mr. Coulter served as Vice Chairman, Managing Director and Senior Advisor at Warburg Pincus, focusing on the firm’s financial services practice from 2005 - 2014. Mr. Coulter retired in September 2005 as vice chairman of J.P. Morgan & Chase Co.  He previously served as Executive Chairman of its investment bank, asset and wealth management, and private equity business.  Mr. Coulter was a member of the firm’s three person Office of the Chairman and also its Executive Committee. Mr. Coulter came to J.P. Morgan Chase via its July 2000 acquisition of The Beacon Group, a small merchant banking operation.  Before joining The Beacon Group, Mr. Coulter was the Chairman and Chief Executive Officer of the BankAmerica Corporation and Bank of America NT & SA.  His career at Bank of America was from 1976 to 1998 and covered a wide range of banking activities. He served on the board of Aeolus Re, MBIA, Webster Bank, Sterling Financial and the Strayer Corporation.  He currently is on the board of Santander Asset Management and Varo Money, Inc.  He also serves on the boards of Lincoln Center, Carnegie Mellon University, Asia Society of Northern California and the Foreign Policy Association. He received both his B.S. and his M.S. from Carnegie Mellon University and currently serves as a Trustee for Carnegie Mellon.

As a result of these professional and other experiences, we believe Mr. Coulter possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Claude Germain has served as a director of the Company since July 2016 and is the Chair of the Compensation Committee. Mr. Germain also has served as a director of TAL since 2009. Since 2010, Mr. Germain has been a principal in Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013, Mr. Germain was also President and CEO of SMTC Corporation (NSDQ: SMTX), a global manufacturer of electronics based in Markham, Ontario. From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, where he was accountable for Schenker’s Canadian business. DB Schenker is one of the largest logistics service providers in the world. Prior to that, Mr. Germain was the President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.

As a result of these professional and other experiences, we believe Mr. Germain possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Kenneth Hanau has been a director of the Company since July 2016. He also has been a member of the Board of Directors of TAL since October 2012. Mr. Hanau is a Managing Director at Bain Capital Private Equity, a unit of Bain Capital, one of the world’s foremost private investment firms with approximately $75 billion in assets under management. He has significant experience in private equity investing, with specialized focus in the industrial and business services sectors, and currently leads Bain Capital Private Equity’s North American industrials team. Prior to joining Bain Capital in 2015, Mr. Hanau was the Managing Partner of 3i’s private equity business in North America. Mr. Hanau played an active role in investments in the industrial and business services sectors, including Mold Masters, a leading supplier of specialty components to the plastic industry, and Hilite, a global manufacturer of automotive solutions. Previously, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital. Before that, Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a certified public accountant and started his career with Coopers & Lybrand. Mr. Hanau received his B.A. with honors from Amherst College and his M.B.A. from Harvard Business School.
   As a result of these professional and other experiences, we believe Mr. Hanau possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

John S. Hextall has been a director of the Company since July 2016. Since October 2016, Mr. Hextall has been the Chief Executive Officer of De Well Group based in Bell, California. From 2012 to 2016, Mr. Hextall served as President and CEO of the North American Region of Kuehne + Nagel, Inc., a leading global transportation and logistics provider, based in Jersey City, NJ, responsible for its subsidiaries in Canada, Mexico and the United States. He also served as CEO of Nacora Insurance Brokers Inc. Prior to his role at Kuehne + Nagel, Inc., Mr. Hextall had a wide-ranging career at UTi Worldwide Inc. ("UTi"), a non-asset-based supply chain management company with 310 offices and 230 logistics centers in 59 countries and was a member of the founding management team of UTI (formerly Union-Transport) and served as a Member of the UTi's Management Board from 2005 to 2009. Mr. Hextall held various positions at UTi over the course of 17 years, including Executive Vice President and President of Freight Forwarding from 2008 to 2010, Executive Vice President and Chief Operating Officer from 2007 to 2008 and Executive Vice President and Global Leader of Client Solutions & Delivery from 2006 to 2007. Other roles included leadership in Europe, the UK and Belgium.

Prior to his career with UTi, Mr. Hextall worked at BAX Global (formerly Burlington Air Express), where he served as a UK director. Mr. Hextall previously worked at the Booker Group and was a management graduate with Unilever. Mr. Hextall is also a director of Pacific National Corporation in Australia. Since 1980, Mr. Hextall has been a member of the Chartered Institute of Logistics and Transport, and has served as a Roundtable Member of the Council for Supply Chain Management Professionals and The Conference Board’s Global Council for Supply Chain & Logistics based in Brussels. Mr. Hextall serves as President of the Southern California, Aston University in Americas Foundation. Mr. Hextall received a Bachelor of Science, Combined Honors Degree in Transport Planning & Operations, Urban Planning and Computer Science, at the Faculty of Engineering from Aston University in Birmingham, UK.

As a result of these professional and other experiences, we believe Mr. Hextall possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. Mr. Rosner has served as a director of the Company since July 12, 2016 and is Lead Director and the Chair of the Nominating and Corporate Governance Committee.  He previously served as a member of the Triton Container International Limited Board since 2013 and as a member of its Compensation Committee. He has been with Vestar Capital Partners, Inc. since the firm’s formation in 1988. Mr. Rosner also heads Vestar Capital Partners’ Business Services and Industrial Products Groups. In 2000, Mr. Rosner moved to Paris to establish Vestar Capital Partners’ operations in Europe and served as President of Vestar Capital Partners Europe from 2000 - 2011, overseeing the firm’s affiliate offices in Paris, Milan and Munich. Mr. Rosner was previously a member of the Management Buyout Group at The First Boston Corporation. He is a director of Edward Don & Company, Institutional

Shareholder Services Inc., Mobile Technologies Inc, and 21st Century Oncology, Inc. Mr. Rosner previously served as a director of AZ Electronic Materials, Group OGF, Seves S.p.A., Sunrise Medical Inc., and Tervita Corporation.  Mr. Rosner is a member of the Graduate Executive Board of The Wharton School of the University of Pennsylvania and the Board of Trustees of The Lawrenceville School. He received a B.A. in Economics from Trinity College and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania.

As a result of these professional and other experiences, we believe Mr. Rosner possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Corporate Governance and Related Matters

We are required to have a majority of independent directors on our Board of Directors and to have our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The Board of Directors has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Director Independence Standards are available on our corporate website at www.trtn.com. From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and then click on “Governance Documents” from the drop down menu. Next, click on “Director Independence Standards” toward the end of the page. Applying these standards, our Board of Directors has determined that all directors other than Brian Sondey and Simon Vernon qualify as independent, and constitute a majority of our Board of Directors. The Board of Directors has adopted the Corporate Governance Principles and Guidelines which are available on our website at www.trtn.com. From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and then click on “Governance Documents” from the drop down menu. Next, click on “Corporate Governance Principles and Guidelines” toward the end of the page.

Board Leadership and Diversity

The Board of Directors is currently composed of seven independent directors (Messrs. Alspaugh, Baker, Coulter, Germain, Hanau, Rosner and Hextall), our Chairman and Chief Executive Officer (Mr. Sondey) and our President (Mr. Vernon). We believe that having a combined Chairman and Chief Executive Officer, a lead independent director (Mr. Rosner), and a Board of Directors in which over 75% of its members are independent and committees composed entirely of independent directors currently provides the best board leadership structure for our Company. In particular, we believe that having a single leader for the Company in a combined role is seen by certain customers and business partners as providing a strong, unified leadership that can enhance our ability to do business in certain global markets. This structure, together with our other corporate governance practices, provides effective oversight, expertise and representation of our shareholders’ interests.

Our Company does not currently have a formal policy concerning diversity for our Board of Directors; however, we believe that our Board of Directors is diverse in its members’ experience. We have Board members with corporate finance experience, accounting and reporting experience, various industry experience, as well as experience serving on boards of directors of publicly and privately held companies. Diversity is an issue that we pay attention to and as opportunities arise, we will seek to increase the diversity of our Board of Directors.

Compensation of Directors

The goal of our director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long term success of our Company and our shareholders. The Compensation Committee is responsible for reviewing the compensation paid to our non-executive directors.

Mercer Consulting (“Mercer”) was engaged to assist in establishing compensation for directors for Triton. As part of this process, Mercer reviewed the compensation of companies with a market capitalization similar to Triton.

Effective from the date of the combination of TCIL and TAL, each of our non-executive directors receives an annual cash retainer for serving on the Board of Directors, an additional cash retainer for serving on one or more Committees, and an additional cash retainer if they serve as the Chair of a Committee. Mr. Rosner receives an additional cash retainer for serving as lead independent director. In addition, our non-executive directors are granted Common Shares annually.  All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and Committee meetings.

Prior to the date of the combination, the non-executive directors of TCIL received annual grants of common shares of TCIL for serving as directors of TCIL. In 2016, Mr. Alspaugh also received a cash bonus for serving as a director of TCIL prior to the date of the combination.

Under the terms of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the maximum number of Common Shares that may be granted in any one fiscal year to any non-executive director, taken together with any cash retainer fees paid to such non-executive director during such fiscal year, may not exceed $500,000 in total value. The Nominating and Corporate Governance Committee believes that these restrictions represent meaningful limits on the total annual compensation payable to our non-executive directors.

The following table sets forth information regarding the compensation earned by our non-executive directors in 2016. For the compensation paid to Messrs. Sondey and Vernon, please see the Summary Compensation Table for 2016.
DIRECTOR COMPENSATION TABLE FOR 2016

Name	Fees Earned or Paid in Cash ($) (A)	Common Shares Awards ($) (B)	All Other Compensation ($) (C)	Total ($)
Robert W. Alspaugh	45,000	247,850	43,273	336,123
Malcolm P. Baker	37,500	97,849	—	135,349
David A. Coulter	42,500	222,852	—	265,352
Claude Germain	47,500	97,849	—	145,349
Kenneth Hanau	37,500	97,849	—	135,349
John S. Hextall (D)	37,500	97,849	—	135,349
Robert L. Rosner (E)	47,500	97,849	—	145,349
________________________________

(A)
Effective from the date of the combination of TCIL and TAL, each of our non-executive directors receive a $60,000 annual retainer, a $15,000 annual fee for serving on one Committee, an additional $10,000 annual fee for serving on a second Committee, an additional $10,000 fee for serving as the Chair of a Committee, except that the Chair of the Audit Committee receives an additional $15,000 for serving as Chair, and the lead independent director receives an additional fee of $10,000. The retainer and fees are paid quarterly, and were prorated for 2016. TAL directors received the following fees for serving as directors of TAL for the period from January 1, 2016 through July 12, 2016 prior to the combination of TCIL and TAL: Mr. Baker: $85,217; Mr. Germain: $90,543; and Mr. Hanau: $82,554.

(B)
On September 7, 2016, Messrs. Alspaugh, Baker, Coulter, Germain, Hanau and Hextall were each granted 6,725 Common Shares. These Common Shares were granted to these independent directors at a price of $14.55 per share and were fully vested upon grant and had a grant date value of $97,849. For further discussion regarding the assumptions used in valuing these Common Share grants, please refer to Note 8 to the Company’s Form 10-K filed on March 17, 2017. On May 19, 2016, Mr. Alspaugh received a grant of 12,235 restricted common shares of TCIL with a grant date value of $150,001 which vested effective as of July 12, 2016 (the date of the closing of the combination of TCIL and TAL) and were converted at that time into 9,772 Common Shares. On May 19, 2016, Mr. Coulter received a grant of 10,196 restricted common shares of TCIL with a grant date value of $125,003, which vested effective as of July 12, 2016 (the date of the closing of the combination of TCIL and TAL) and were converted at that time into 8,143 Common Shares.

(C)	Mr. Alspaugh received a cash bonus of $43,273 for serving as a director of TCIL.

(D)	Fees were paid to Steers, Inc.

(E)	Fees and share grants were paid to Vestar / Triton Investments III, LLP.

Risk Management

As a general matter, the Board of Directors has oversight responsibility with respect to risk management for the Company and its subsidiaries. Day-to-day risk management is the responsibility of senior management. The Board of Directors focuses on and discusses with senior management key areas of risk in the Company’s business and corporate functions such as capital expenditures, capital management, corporate debt and customer credit and collection issues at its regular meetings.

Meetings and Committees of our Board of Directors

All directors were appointed to the Board of Directors on July 12, 2016, except for Messrs. Coulter and Rosner, who were appointed in October 2015. During 2016, our Board of Directors held three meetings and took action by unanimous written consent on five occasion. All of the directors attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which they served except for John Hextall, who missed one meeting of the Board of Directors and one meeting of the Compensation Committee. Mr. Hextall was not previously a director of TCIL or TAL and prior to his appointment to the Board of Directors on July 12, 2016, he had informed the Board that due to a scheduling conflict, he would not be able to attend one of the meetings of the Board of Directors and one of the meetings of the Compensation Committee. Directors are expected to make every effort to attend all meetings of the Board of Directors and the committees on which they serve, and to attend the Annual Meeting of Shareholders.

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee is comprised of three independent directors: Messrs. Alspaugh (Chair), Baker and Hanau, each of whom also is independent under Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee met four times during 2016. Our Board of Directors has determined that Mr. Alspaugh qualifies as an “audit committee financial expert” as such term has been defined by the Securities and Exchange Commission regulations.

The Audit Committee is responsible for (1) selecting the independent auditor and reviewing the fees proposed by the independent auditor for the coming year and approving in advance, all audit, audit-related and tax permissible non-audit services to be performed by the independent auditors, (2) approving the overall scope of the audit, (3) discussing the annual audited financial statements, quarterly financial statements, and Forms 10-K and 10-Q, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements, with management and the independent auditor, (4) discussing earnings press releases, guidance provided to analysts and other financial information provided to the public, with management and the independent auditor, as appropriate, (5) discussing our risk assessment and risk management policies, (6) reviewing our internal system of audit, financial and disclosure controls and the results of internal audits, (7) setting hiring policies for employees or former employees of the independent auditors, (8) establishing procedures concerning the treatment of complaints and concerns regarding accounting, internal accounting controls or audit matters, (9) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time, (10) reporting regularly to the full Board of Directors and (11) performing the other related responsibilities that are set forth in its formal charter adopted by our Board of Directors.

The Audit Committee acts pursuant to a formal charter, which is available on our corporate website at www.trtn.com. From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and then click on “Governance Documents” from the drop down menu. Next, click on “Audit Committee” in the middle of the page. A written copy of the Audit Committee charter may be obtained free of charge by sending a request in writing to our Secretary, c/o Estera Services (Bermuda) Limited, 22 Victoria Street, Hamilton HM12, Bermuda.

Compensation Committee. The Compensation Committee is comprised of three independent directors: Messrs. Coulter, Germain (Chair) and Hextall. The Compensation Committee met three times during 2016, and took action by unanimous consent on one occasion. The Compensation Committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer’s performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of our executive officers, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements and other similar arrangements between us and our executive officers, (4) receiving periodic reports on our compensation programs as they affect all employees, (5) evaluating annually the appropriate level of compensation for Board and committee service by non-employee members of the Board, (6) reviewing the Compensation Discussion and Analysis and approving it for inclusion in our Proxy Statement and (7) such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

The Compensation Committee acts pursuant to a formal charter, which is available on our corporate website at www.trtn.com. From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and then click on “Governance Documents” from the drop down menu. Next, click on “Compensation Committee” in the middle of the page. A written copy of the Compensation Committee charter may be obtained free of charge by sending a request in writing to our Secretary, c/o Estera Services (Bermuda) Limited, 22 Victoria Street, Hamilton HM12, Bermuda.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three independent directors: Messrs. Coulter, Germain and Rosner (Chair). The Nominating and Corporate Governance Committee met once during 2016. The Nominating and Corporate Governance Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors, assess the effectiveness of the Board of Directors and develop our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for (1) identifying and recommending for election individuals who meet the criteria the Board has established for board membership, (2) recommending nominees to be presented at the Annual General Meeting of Shareholders, (3) reviewing the Board’s committee structure and recommending to the Board the composition of each committee, (4) establishing a policy for considering shareholder nominees for election to our Board, (5) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis (6) developing and recommending an annual self-evaluation process of the Board and its committees and overseeing such self-evaluations and (7) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time.

The Nominating and Corporate Governance Committee acts pursuant to a formal charter, which is available on our corporate website at www.trtn.com. From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and then click on “Governance Documents” from the drop down menu. Next, click on “Nominating and Corporate Governance Committee” in the middle of the page. A written copy of the Nominating and Corporate Governance Committee charter may be obtained free of charge by sending a request in writing to our Secretary, c/o Estera Services (Bermuda) Limited, 22 Victoria Street, Hamilton HM12, Bermuda.

Executive Sessions

To promote open discussion among the non-executive directors, our non-executive directors, who are all independent, meet occasionally in executive sessions without management participation. For purposes of such executive sessions, our “non-executive” directors are those directors who are not executive officers of Triton. The Board of Directors has designated Mr. Rosner as Lead Independent Director, who presides at such executive sessions.

Interested parties, including shareholders, may communicate directly with our non-executive directors by writing to the non-executive directors in care of Estera Services (Bermuda) Limited, 22 Victoria Street, Hamilton HM12, Bermuda. Correspondence received will be forwarded to the appropriate person or persons in accordance with the procedures adopted by the non-executive directors.

Director Nomination Process

The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors. The Nominating and Corporate Governance Committee reviews annually with our Board of Directors the composition of our Board of Directors as a whole and recommends, if necessary, measures to be taken so that our Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board of Directors as a whole and contains at least the minimum number of independent directors required by the New York Stock Exchange and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board of Directors accurately reflects the needs of Triton’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of Triton and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which our Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors and any core competencies or technical expertise necessary to staff committees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee, c/o Estera Services (Bermuda) Limited at 22 Victoria Street, Hamilton HM12, Bermuda not before January 10, 2018 and not later than February 9, 2018 for the 2018 Annual General Meeting and otherwise in compliance with our Bye-Laws. Submission must include the full name, age, business address and residence address of the proposed nominee, a description of the proposed nominee’s principal occupation and business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the class and number of Triton shares that is owned beneficially or of record by the proposed nominee, the name and record address of such nominating shareholder, the class and number of Triton shares that is owned beneficially or of record by such nominating shareholder, a description of all arrangements or understandings between such nominating shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, a representation that the nominating shareholder intends to appear in person or by proxy at the 2018 Annual General Meeting to nominate the person(s) named in its written notice of recommendation and such other information as required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Pursuant to the shareholders agreements (the “Sponsor Shareholder Agreements”) between the Company and affiliates of Warburg Pincus LLC (and a related entity)(“Warburg Pincus”) and affiliates of Vestar Capital Partners, Inc. (“Vestar)”, and collectively with Warburg Pincus, the “Sponsor Shareholders”), Warburg Pincus is entitled to designate two, and Vestar is entitled to designate one, of the directors of the Company. Warburg Pincus and Vestar also have the right to appoint certain of their directors to the Nominating and Corporate Governance Committee and the Compensation Committee of the Board of Directors. Warburg Pincus and Vestar have the right to nominate replacements for their respective designated directors, except to the extent their designation rights step-down. The nomination of any directors so designated will be subject to the approval of the Nominating and Corporate Governance Committee and of the Board of Directors. All other director replacements will be nominated by the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Transactions - Sponsor Shareholders Agreements.”

Code of Ethics

We have adopted the Triton Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our corporate website at www.trtn.com. From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and then click on “Governance Documents” from the drop down menu. Next, click on “Code of Ethics” in the middle of the page. A written copy of the Code of Ethics may be obtained free of charge by sending a request in writing to our Secretary, c/o Estera Services (Bermuda) Limited, 22 Victoria Street, Hamilton HM12, Bermuda.

Additionally, we have adopted the Triton Code of Ethics for Chief Executive and Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Chief Executive and Senior Financial Officers is available on our corporate website at www.trtn.com and may be found on our website as follows: From our main web page, click on “Investors”, then click on “Corporate Governance” at the top of the page and click on “Governance Documents” from the drop down menu. Next, click on “Code of Ethics for Chief Executive and Senior Financial Officers” in the middle of the page. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to our Secretary, c/o Estera Services (Bermuda) Limited, 22 Victoria Street, Hamilton HM12, Bermuda.

If we make any substantive amendment to, or grant a waiver from, a provision of the Triton Code of Ethics or the Triton Code of Ethics for Chief Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.trtn.com.

Communications with Directors

Shareholders may communicate with our Board of Directors as a group, the non-executive (independent) directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Triton International Limited, 22 Victoria Street, Hamilton HM12, Bermuda, Attention: Estera Services (Bermuda) Limited.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Brian M. Sondey	49	Chairman, Chief Executive Officer and Director
Simon R. Vernon	58	President and Director
John Burns	56	Chief Financial Officer
John F. O'Callaghan	56	Executive Vice President, Global Head of Field Marketing and Operations
Kevin Valentine	51	Senior Vice President, Triton Container Sales
Marc Pearlin	61	Senior Vice President, General Counsel and Secretary

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director of our Company since July 2016. Upon the closing of the combination of TCIL and TAL in July 2016. Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

Simon R. Vernon is our President, and has served as a director of our Company since July 2016. Upon the closing of the combination of TCIL and TAL in July 2016, Mr. Vernon, who had served as the President and Chief Executive Officer of TCIL since 2003, became the President of Triton. Before being named President and Chief Executive Officer of TCIL, Mr. Vernon served as Executive Vice President of TCIL beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing of TCIL beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. He was named Vice President, Marketing, responsible for the Pacific basin, in 1993. Prior to joining TCIL, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from 1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. He holds a B.A. from Exeter University in England.

John Burns is our Chief Financial Officer. He is responsible for overseeing our Finance and Accounting, Audit, IT, Legal, Treasury and HR departments. Upon the closing of the combination of TCIL and TAL in July 2016, Mr. Burns who had served as the Chief Financial Officer of TAL since 2009, became the Chief Financial Officer of Triton. In addition, Mr. Burns previously served as Senior Vice President of Corporate Development of TAL. Mr. Burns joined TAL’s former parent company, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Container Corporation in April 1998 as Controller. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.

John F. O’Callaghan is our Executive Vice President, Global Head of Field Marketing and Operations, and is responsible for overseeing global marketing and operations. Upon the closing of the combination of TCIL and TAL in July 2016, Mr. O’Callaghan, who had served as the Senior Vice President, Europe, North America, South America and the Indian Sub-continent of TCIL since 2006, became the Global Head of Field Marketing and Operations of Triton. From 2002 to 2006, Mr. O'Callaghan served as Regional Vice President, Europe, South America, South Africa and the Indian Sub-continent, and prior to that as Vice President, Refrigerated Containers commencing in 1998. Mr. O’Callaghan was Director of Marketing, Refrigerated Containers from 1996 and Marketing Manager, Refrigerated Containers beginning in 1994. Prior to joining Triton, Mr. O’Callaghan worked as an architect on various construction projects including the Canary Wharf development with Koetter Kim and projects in Germany with Buro Bolles Wilson. Mr. O’Callaghan studied engineering at Trinity College Dublin and qualified with RIBA (Royal Institute of British Architects) as an architect with the Architectural Association in London.

Kevin Valentine is our Senior Vice President, Triton Container Sales. Mr. Valentine is responsible for the execution of our global container sales and trading activities. Mr. Valentine joined TAL International Container Corporation in 1994 as Marketing Manager, UK following TAL’s acquisition of his previous employer, Tiphook Container Rental. After joining TAL, Mr. Valentine held positions in TAL’s London office as General Manager UK, Area Director Europe and Vice President, Trader Container Sales & Trading, Mr. Valentine relocated to TAL’s headquarters in 2008 and prior to the combination of TCIL and

TAL was TAL’s Senior Vice President, Trader and Global Operations, responsible for overseeing TAL’s global container and chassis sales and trading activities, global fleet operations, TAL’s tank and chassis leasing product lines and its regional leasing activities in the Americas. Prior to joining TAL International Container Corporation, Mr. Valentine held positions with Tiphook Container Rental from 1990 as Marketing Manager, Indian Subcontinent and Middle East based in London and Marketing Manager, Benelux based in Antwerp, Belgium. Mr. Valentine received a BA (Hons) degree in Business from Middlesex University, London, England.

Marc Pearlin is our Senior Vice President, General Counsel and Secretary, and is responsible for overseeing all legal matters. Upon the closing of the combination of TCIL and TAL in July 2016, Mr. Pearlin who had served as the Vice President, General Counsel and Secretary of TAL since 2004, became the Senior Vice President, General Counsel and Secretary of Triton. In October 1986, Mr. Pearlin joined TAL International Container Corporation and held positions as an Associate General Counsel as well as Secretary and Assistant General Counsel of TAL. Mr. Pearlin holds a Juris Doctor degree from the University of Connecticut School of Law and a BA in Economics and Spanish from Trinity College, Hartford, Connecticut.

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of our compensation program for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the "Named Executive Officers"). Additional details are provided for each element of compensation in the tables and narratives which follow.
Impact of the Combination of TCIL and TAL
Prior to the closing of the combination of TCIL and TAL, an ad-hoc committee consisting of directors and senior executives was established to assist in the development of the compensation policies and practices to be adopted by the Company after the closing. Mercer Consulting (“Mercer”) was engaged to further assist with this process. As part of this process, the Compensation Committee, with input from the ad-hoc committee and Mercer:

•	compared the compensation policies and practices of TCIL and TAL;

•	compared the executive compensation levels and structures of TCIL and TAL;

•	benchmarked executive compensation structures and levels at TCIL and TAL against executive compensation structures and levels at a peer group of companies;

•	developed a framework of executive compensation objectives, policies and practices that would be adopted by the Company after the closing of the combination;

•	designed the short-term and long-term incentive compensation plans to be adopted by the Company for the periods after the closing of the combination; and

•	identified new compensation packages for the senior executives expected to remain with the Company after the closing of the combination.

New compensation packages were adopted for senior executives, including all of our Named Executive Officers, in September 2016. The Compensation Committee also established a new short-term incentive plan for all employees to cover the period from July 1, 2016, through the end of 2016. The Compensation Committee determined that all employees, including our Named Executive Officers, would have their short-term incentive payouts calculated in two parts for 2016: 50% of the payout for 2016 would be based on the employees’ pre-combination bonus plans and their original company’s performance (TCIL or TAL, whichever was applicable) prior to the closing of the combination, and 50% of the payout for 2016 would be based on the Company’s new short-term incentive plan adopted in September 2016 and the Company’s performance after the closing of the combination.

Compensation Objectives and Philosophy
We seek to provide our senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow the Company to recruit and retain high quality individuals. In addition, we seek to structure our compensation plans so that they are straightforward for our senior executives and our shareholders to understand and value, and relatively easy for the Company to administer. We link a portion of overall compensation to near-term and long-term measures of performance to motivate our senior executives and align their interests with those of our shareholders.
We believe that our compensation policies and practices do not promote excessive risk taking and therefore are not reasonably likely to have a material adverse effect on the Company. As described above under "Risk Management”, the Board of Directors has oversight responsibility with respect to risk management. The Compensation Committee oversees our compensation and employee benefit plans and practices, including our executive compensation program and equity-based grant plan and in doing so, reviews each to see that they do not encourage excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our Common Shares, including hedging or pledging transactions. For additional information on these policies, see "Anti-Hedging and Anti-Pledging Policy" below.
Compensation Programs
Our executive compensation programs include the following elements:

•	A base salary and a package of employee benefits that strives to be competitive with those offered to senior executives by our peers;

•	Annual incentive compensation based on individual and Company performance; and

•	Share-based, long-term incentive compensation.

Roles and Responsibilities
The Compensation Committee is comprised of three independent directors: Claude Germain (Chairman), David Coulter and John Hextall. In accordance with its written charter, the Compensation Committee is responsible for establishing and overseeing our compensation and benefit philosophies, plans and practices, including our executive annual base compensation amounts, annual incentive compensation program and equity-based compensation plan.

Compensation for our Chief Executive Officer and all other senior executives, including our other Named Executive Officers, is established by the Compensation Committee. The Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and our President and reviews and considers our Chief Executive Officer’s and our President’s recommendations with respect to compensation decisions for our other Named Executive Officers. The Compensation Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.
In establishing annual executive compensation, the Compensation Committee utilizes the following:

•	executive compensation history;

•	comparable company compensation; and

•	executive and Company performance relative to established targets.
Benchmarking
In connection with the combination of TCIL and TAL, Mercer was engaged to review the compensation practices and the level of executive compensation at selected peer companies. As part of this review, the ad-hoc committee and Mercer assessed the overall target and actual compensation levels and analyzed the mix of base salary, annual incentive compensation and long-term and equity-linked compensation of the named executive officers at the selected peer companies. The Compensation Committee did not specifically link the target or actual compensation levels of our Named Executive Officers to those at the selected peer companies, but rather used the peer analysis as a point of reference when determining appropriate overall compensation levels and mix of compensation for our Named Executive Officers. Mercer also provided survey information about overall compensation and the mix of compensation at a wider range of businesses. The Compensation Committee used this survey data as an additional point of reference.
The peer group companies used by Mercer in the 2016 benchmarking survey were:

●	Aircastle Limited	●	Hub Group
●	Airlease	●	Matson
●	Forward Air	●	Mobile Mini
●	GATX	●	United Rentals
●	H&E Equipment Services
The companies selected for use in the peer group are companies that operate in similar or adjacent industries.
Elements of Compensation
Our executive compensation program in 2016 consisted of the following principal elements:

•	base salary;

•	annual cash-based incentive compensation based on the achievement of individual and Company performance goals

•	equity‑based long-term compensation; and

•	employee benefits.
Base Salary
The Compensation Committee believes that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function, the level of responsibility of the individual, the skills and qualifications of the individual, and the amount of time spent in the position. Base salaries are also established to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities at the peer group companies.
The Compensation Committee established new base salaries for all of our Named Executive Officers after the combination of TCIL and TAL. The new base salaries were implemented as of September 1, 2016. The new base salaries for our Named Executive Officers are expected to remain unchanged through December 31, 2017.
In future years, our Compensation Committee expects to review the performance and set the salary for our Chief Executive Officer and our President on an annual basis. As part of this process, our Chief Executive Officer and our President will make salary recommendations to the Committee concerning our other Named Executive Officers, and the Compensation Committee will review these recommendations and may approve or change the salary amounts for our other Named Executive Officers based on these recommendations. We expected that base salary amounts will be based on individual performance, peer group data, and published survey data detailing average salary increases across various industries and company sizes.

The following is a summary of our Named Executive Officers’ base salaries for 2016:

Name	Original 2016 Annual Base Salary	New Annual Base Salary as of September 1, 2016	Increase
Brian M. Sondey (1)	$750,000	$800,000	6.7%
Simon R. Vernon (2)	$446,086	$519,041	16.4%
John Burns (1)	$390,000	$425,000	9.0%
John F. O'Callaghan (2)	$345,721	$362,953	5.0%
Kevin Valentine (1)	$307,000	$330,000	7.5%
________________________________

(1)	Original 2016 annual base salary for Messrs. Sondey, Burns, and Valentine is their TAL annual base salary and Triton annual base salary through September 1, 2016.

(2)	Salaries for Messrs. Vernon and O’Callaghan were paid in GBP and the chart reflects conversions to US dollars based on the November 30, 2016 foreign exchange rate of 1 GBP to 1.25 US dollar.

Annual Incentive Compensation
Our executive compensation program provides for annual incentive compensation in order to tie a portion of our Named Executive Officers’ compensation to our short-term performance. For 2016, the annual incentive compensation amounts for all of our employees, including our Named Executive Officers, was calculated in two parts: 50% of the payout for 2016 was calculated based on the employees’ pre-combination bonus plans and their original company’s performance (TCIL or TAL) prior to the closing of the combination, and 50% of the payout for 2016 was based on the Company’s new short-term incentive plan adopted in September 2016 and the Company’s performance after the closing of the combination. All incentive compensation payments for our Named Executive Officers for 2016 were made in early 2017.
Pre-Combination 2016 Annual Incentive Plans of TAL and TCIL
Prior to the combination, TAL executives, including Messrs. Sondey, Burns and Valentine, were covered by the 2016 TAL International Short-term Incentive Plan. Payout calculations under the plan were based 50% on TAL’s financial performance and 50% on individual performance. For 2016, the financial performance element of the plan included one financial measure, adjusted pretax income, with a target of $100 million for the full year of 2016. TAL’s short-term incentive plan did not include quarterly targets, but based on TAL’s annualized first half adjusted pretax income, TAL financial performance fell below the threshold level for a payout on the company performance element of the plan. However, in recognition of the difficult market conditions in 2016 and in order to start harmonizing compensation across the Company, the Compensation Committee adjusted the first half, pre-combination financial payout for employees previously with TAL, including Messrs. Sondey, Burns, and Valentine, so that employees received 60% of the company financial performance element of the plan.
For the first half of 2016, Mr. Vernon was eligible for a discretionary bonus determined by the Chairman and the Compensation Committee of TCIL. In determining this bonus, the Chairman and the Compensation Committee of TCIL took into account factors such as TCIL’s performance over the past year and Mr. Vernon’s contribution to that performance, his individual performance, his other elements of compensation and pay history and internal pay equity, as well as the effort involved with the planning for the combination of TAL and TCIL.
Prior to the combination, TCIL also utilized several annual incentive plans targeted for different levels of employees. For the first half of 2016, Mr. O’Callaghan was eligible to receive a cash bonus under the TCIL Incentive Bonus Plan (the “IBP”). Payout calculations under the Plan were based 75% on several metrics related to TCIL’s corporate performance and 25% on individual performance.
For purposes of the 2016 IBP, the target annual cash bonus opportunity was expressed as a specified dollar amount, subject to a maximum annual cash bonus opportunity of 150% of the target annual cash bonus opportunity. The 2016 target annual cash bonus opportunity for Mr. O’Callaghan was $225,000 (pro-rated for the first half of 2016 to $112,500). This target was established based on his contribution towards meeting TCIL’s financial objectives, his qualifications, knowledge, experience, tenure, scope of responsibilities, and performance as against individual goals, competitive market practices and internal pay equity.

TCIL historically used four corporate performance metrics in its IBP, and these metrics were used for the first half of 2016 as well. These metrics were: (1) Gross Margin; (2) Net Income Attributable to Stockholders; (3) Management, General and Administrative Expense (“MG&A”); and (4) Accounts Receivable Days. The total bonus to be paid under the IBP was calculated as the product of  (i) the aggregate of the actual bonus component percentages for each participant determined on the basis of actual performance, as shown in the table below, and (ii) the participant’s target annual cash bonus opportunity. For the first half of 2016, these metrics were applied as follows for Mr. O’Callaghan:

Component	Target	Actual	Factor	Component of Bonus	Bonus Percentage
Gross Margin (percentage of 2016 Budget)	9.57%	9.89%	1.2	25%	28.98%
Net Income Attributable to Stockholders	$27,879,000	$29,965,735	1.3	20%	20.56%
Accounts Receivable Days	58 days	65 days	0.3	10%	3.00%
MG&A	$67,962,000	$70,538,996	0.9	20%	17.42%
Sub-Total					69.96%
Sub-Total / 75% Company Performance weighting component					93.28%
Explanation of Factors:

•	Gross Margin - For each percentage point by which actual results exceed or are less than the goal, the factor increases or decreases by 0.5 from 1.0.

•
Company Performance - For every increment of $7,500,000 by which TCIL’s Net Income Attributable to Shareholders, less net gain or loss on derivative valuation charges, differs from the goal, the factor increases or decreases by 0.1 from 1.0.

•
Accounts Receivable Days - For every day by which actual results are less than or exceed the goal, the factor increases or decreases by 0.1 from 1.0. The Target for Accounts Receivable Days is equivalent to December accounts receivable days from the prior year.

•	MG&A - For every $2,000,000 that MG&A results exceed or are less than budget, the factor decreases or increases by 0.1 from 1.0.

Post-Combination 2016 Annual Incentive Plan of the Company

Upon the closing of the combination, the Compensation Committee established a new short-term incentive plan in September 2016 to cover the period between the closing of the combination and the end of the year. All of our executives, including all of our Named Executive Officers, participated in the plan. Payout calculations under the plan were based 50% on the Company’s second half financial performance and based 50% on individual performance. The financial performance element of the plan included one financial measure, adjusted net income (as defined below) with a target of $50 million for the second half of 2016. The Company’s actual adjusted net income in the second half of 2016 was below the threshold level for a payout on the Company performance component of the plan. However, the Compensation Committee decided to set the company performance payout level at 60% of target in recognition that the Company would have achieved more than 100% of target performance in the absence of the unusual and non-recurring impact of the Hanjin Shipping bankruptcy on the Company’s adjusted net income for 2016. The Compensation Committee also decided to add an additional 10% to all employees', including our Named Executive Officers', target bonuses to reflect the substantial progress made with respect to post-combination integration. For purposes of the Company’s 2016 Annual Incentive Plan, “adjusted net income” is equal to net income as presented in the Company’s financial statements but excluding the impact of purchase accounting, transaction costs and unrealized gains or losses on interest rate swaps.
For the individual performance component of annual incentive compensation, which was applied for the full year 2016, each of our executive officers were evaluated based on a number of qualitative and quantitative metrics that the Compensation Committee believes are important measures of the Company’s and our executive officers’ performance. These criteria varied among our executive officers depending on their roles. Assessment criteria included strategic considerations and progress made with respect to post-combination integration. The individual performance component was not determined by a formula comparing actual performance and target performance on these criteria. Instead, the Compensation Committee discussed the

Company’s performance with reference to these criteria, and evaluated the strategic, operating and financial success of the Company as well as the perceived strength and importance of the contribution of each of our executive officers to the Company’s performance.
The following table shows the annual incentive compensation targets, ranges and actual incentive compensation awards for 2016 paid to our Named Executive Officers (in percentages):

Name	Incentive Compensation Target % of Salary	Incentive Compensation Range % of Salary	Incentive Compensation Actual % Salary of 2016
Brian M. Sondey	100	0 - 200	110
Simon R. Vernon First Half of 2016*	N/A	N/A	N/A
Simon R. Vernon Second Half of 2016	100	0 - 200	110
John Burns	60	0 - 120	56
John F. O'Callaghan First Half of 2016	65	0 - 97.5	70
John F. O'Callaghan Second Half of 2016	60	0 - 120	58
Kevin Valentine	60	0 - 120	59
________________________________
*    As stated above, Mr. Vernon received a discretionary bonus for the first half of 2016.
2017 Annual Incentive Plan
The Compensation Committee has established a 2017 annual incentive plan that will cover all Triton executives, including all Named Executive Officers. The Compensation Committee established the target incentive compensation amount and the target incentive compensation range for the Chief Executive Officer and President. The Chief Executive Officer and President made target incentive compensation recommendations to the Compensation Committee concerning the other Named Executive Officers, and the Compensation Committee reviewed the Chief Executive Officer’s and President recommendations and approved the recommendations after discussion and refinements. Under the plan, incentive compensation targets and ranges are expressed as a percentage of base salary. Targets were partially based on peer group levels, and generally referenced to benchmark data.
Payout calculations under the 2017 plan will be based 50% on Triton’s 2017 consolidated financial performance and based 50% on individual performance. The financial performance element of the plan includes three financial measures: Adjusted pretax income (60% weighting), return on equity (20% weighting) and growth in revenue earning assets (20% weighting). For Named Executive Officers, the individual performance payout will be driven by success in three critical areas: post-combination integration (50% weighting), marketing and container fleet performance (30% weighting), and financial management (20% weighting). The Compensation Committee established a number of specific performance measures and targets in each area that will be used to calculate the individual performance payouts for the Named Executive Officers. The actual payout under the Company financial performance and individual performance elements of the plan can range from 0% to 200%, and the Compensation Committee retains some discretion to increase or decrease the calculated payout levels.
Long-Term Equity Compensation
We utilizes long-term equity compensation to retain key employees, including our Named Executive Officers, motivate them to achieve long-range goals and align their compensation with the growth of long-term value for our shareholders. The Compensation Committee administers our long-term equity compensation plans and determines the individuals eligible to receive awards, the types of awards, the number of Common Shares subject to the awards, the price and timing of awards, and the other terms, conditions, performance criteria and restrictions on the awards.
Restricted Common Share Grants
In determining the number of awards, the Compensation Committee considered individual performance, the importance of each executive officer to the Company’s success, each executive officer’s relative experience and future leadership potential and how the executive officer’s total and long-term equity-linked compensation compared to levels at our selected peer companies.
In September 2016, we granted the following restricted Common Shares to our executives, including our Named Executive Officers: 238,868 restricted shares granted that have a cliff vesting date of September 6, 2019, contingent on the executive’s continued employment with the Company through the vesting date, and additional restricted shares granted that have a cliff vesting date of September 6, 2019, contingent on the executive’s continued employment with the Company through the vesting date but are also subject to vesting based upon the Company’s total shareholder return (”TSR”) over the three-year performance period versus the TSR over the same period of the following peer companies with a target award for these latter grants of 238,868 restricted shares and a maximum award for these latter grants of 298,589 restricted shares:

●	United Rentals	●	Aircastle
●	Hub Group	●	Forward Air
●	Matson	●	Mobile Mini
●	GATX	●	Textainer Group Holdings (Textainer)
●	H&E Equipment Services	●	Container Applications Limited (CAI)
●	Air Lease Corp.
Explanation of Factors:

•	The TSR of each peer company over the three-year performance period will be calculated, provided that Textainer will be included on the list three times and CAI will be included on the list twice.

•	If the Company’s TSR over the three-year performance period is in the bottom one-third of the list of peer companies, 75% of the target performance based restricted shares will vest.

•	If the Company’s TSR over the three-year performance period is in the middle one-third of the list, 100% of the target performance based restricted shares will vest.

•	If the Company’s TSR over the three-year performance period is in the top one-third of the list, 125% of the target performance based restricted shares will vest.

Prior to the closing of the combination, TAL granted a total of 140,000 TAL restricted shares in January 2016 to Messrs. Sondey, Burns and Valentine and other TAL employees that have a vesting date of January 1, 2019, contingent upon the employee’s continued employment with the Company as of the vesting date. These TAL restricted shares were converted on a one-for-one basis into 140,000 restricted Common Shares at the time of the closing of the combination, subject to all of their original terms and conditions.
Prior to the closing of the combination, TCIL granted a total of 142,668 TCIL restricted shares on July 8, 2016 to Messrs. Vernon and O’Callaghan and other TCIL employees that have a vesting date of January 1, 2019, contingent upon the employee’s continued employment with the Company as of the vesting date. These TCIL restricted shares were converted using the TCIL exchange ratio into 113,942 restricted Common Shares at the time of the closing of the combination, subject to all of their original terms and conditions.

The following table lists the restricted stock grants outstanding for the Named Executive Officers as of December 31, 2016:

Name	Vesting Date	TAL Restricted Shares Issued January 2016 (Pre-combination 2016 TAL Grants) (1)	TCIL Restricted Shares Issued July 8, 2016 (Pre-combination 2016 TCIL Grants) (1)	Restricted Common Shares Issued September 2016 (Post-combination Grants) (2)
Brian M. Sondey	January 1, 2019	31,000	—	—
	September 6, 2019	—	—	166,977
Simon R. Vernon	January 1, 2019	—	16,522	—
	September 6, 2019	—	—	83,469
John Burns	January 1, 2019	10,500	—	—
	September 6, 2019	—	—	46,962
John F. O'Callaghan	January 1, 2019	—	16,522	—
	September 6, 2019	—	—	22,959
Kevin Valentine	January 1, 2019	8,500	—	—
	September 6, 2019	—	—	35,843
________________________________

(1)	All amounts presented are after conversion to Restricted Common Shares at the time of the combination.

(2)	Assumes that the maximum number of performance-based restricted Common Shares are earned.
Employee Benefits
We provide health and welfare benefits to our employees generally, including all of our Named Executive Officers. For our U.S. based Named Executive Officers, we provide a defined contribution 401(k) plan with a 100% Company matching contribution on up to 3% of the employee’s annual salary, subject to IRS regulations and plan contribution limits. For Messrs. Vernon and O’Callaghan, we provide a UK stakeholder pension scheme with a 100% Company matching contribution on up to 5% of the employee’s annual salary. All of our Named Executive Officers also receive a car allowance.
Deferred Compensation Plan
We do not offer a deferred compensation plan to our Named Executive Officers.
Pension Plan
We do not offer a defined benefit pension plan to our Named Executive Officers.
Change of Control
All of our unvested restricted Common Shares provide that the awards shall vest in the event the recipient’s employment with the Company is terminated as a result of a Change of Control (as defined in the applicable award agreement). Otherwise, there are no individual change of control agreements with any of our Named Executive Officers.
Employment Agreement with Mr. Sondey
In November 2004, TAL entered into an employment agreement with Mr. Sondey, whereby he agreed to serve as TAL’s Chief Executive Officer. The employment agreement was assumed by the Company in connection with the closing of the combination. The employment agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2017 is $800,000, and under the terms of the employment agreement, is increased annually to reflect his performance and increases in the consumer price index. Mr. Sondey is also entitled to certain perquisites, as well as other benefits that are provided to other employees, which include health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon a termination due to death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.
Non-Compete Agreements
We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer's employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Under the non-compete agreements, our Named Executive Officers are also prohibited from disclosing any of our confidential information.
Executive Severance and Retention Plans
Prior to the closing of the combination, TCIL and TAL adopted executive severance plans in an effort to retain and keep executives motivated through the merger and post-merger integration processes. TAL also adopted a separate executive retention plan.
TAL Executive Severance Plan
In 2015, in connection with the execution of the merger agreement for the combination of TCIL and TAL, TAL adopted the TAL International Group, Inc. Executive Severance Plan (the "TAL Executive Severance Plan") effective for the period beginning on November 9, 2015, and ending on the first anniversary of the closing of the combination. Upon a qualifying termination of employment under the terms of the TAL Executive Severance Plan, Messrs. Burns and Valentine (but not Mr. Sondey, whose severance is governed by the terms of his employment agreement, as described above) will be eligible to receive severance payments under the TAL Executive Severance Plan, with payment amounts depending upon the nature of the termination.
Under the terms of the TAL Executive Severance Plan, if a participant is involuntarily terminated for performance reasons (as determined by the plan administrator), and provided that such termination is not the result of willful misconduct or gross negligence and is not for cause, the participant will receive the following severance payments (the "Category One Severance Payments"): (i) one week of base salary for one but less than five years of service; (ii) two weeks of base salary for five but less than ten years of service; and (iii) three weeks of base salary for ten or more years of service.
The TAL Executive Severance Plan further provides that, if a participant’s employment is either (A) involuntarily terminated by the Company in connection with (i) a workforce reduction due to economic conditions or a decrease in company performance, (ii) a reorganization causing the discontinuance of jobs or resulting in changed job aptitude or skill requirements, (iii) being unable to locate another position after returning from a disability leave of absence because the prior position was filled or eliminated during the leave or (iv) a transfer of job functions to a third party or (B) terminated by the participant for good reason (as defined in the TAL Executive Severance Plan), and provided in each case that the participant does not voluntarily resign or abandon his or her job, the participant does not accept a position within the Company or with a third party to which the Company transfers job functions or sells assets, the participant does not decline an offer of a comparable position with the Company or a third party to which the Company transfers job functions or sells assets, and the termination is not for cause (as defined in the TAL Executive Severance Plan), then the participant will be eligible to receive a payment equal to eighteen months of base salary and target bonus (the "Category Two Severance Payments").
Severance payments under the TAL Executive Severance Plan will be made in a lump sum within forty-five days of the participant’s termination date, subject to the participant’s prior execution of a waiver and release of claims. The TAL Executive Severance Plan does not provide for any tax gross-up payments. In the event that any severance payment under the TAL Executive Severance Plan would result in a participant being subject to any excise tax imposed under Section 4999 of the

Internal Revenue Code of 1986, as amended (the "Code"), such severance payments will be reduced to the extent necessary to make such payments not subject to the excise tax.
TAL Executive Retention Bonus Plan
In 2015, in connection with the execution of the merger agreement for the combination of TCIL and TAL, TAL adopted the TAL International Group, Inc. Executive Retention Bonus Plan (the "TAL Executive Retention Bonus Plan"), which provides for a retention bonus equal to six months of a participant's base salary upon the earliest to occur of (i) the first anniversary of the effective time of the closing of the combination, provided that the participant remains continuously employed through, and has not tendered a notice of resignation prior to, such date, (ii) the termination of the participant's employment without cause or by the participant for good reason (each as defined in the TAL Executive Retention Bonus Plan), (iii) the participant’s death or disability and (iv) June 30, 2017, provided that the participant remains continuously employed through, and has not tendered a notice of resignation prior to, such date. The retention bonus will be paid in a lump sum no later than sixty days following the applicable vesting date. Each of Messrs. Sondey, Burns and Valentine participates in the TAL Executive Retention Bonus Plan.
The TAL Executive Retention Bonus Plan does not provide for any tax gross-up payments. In the event that any retention bonus payable under the TAL Executive Retention Bonus Plan would result in the participant being subject to any excise tax imposed under Section 4999 of the Code, such retention bonus will be reduced to the extent necessary to make such payment not subject to the excise tax.
TCIL Senior Executive Separation Plan
In 2011, TCIL adopted the Triton Container International Limited Senior Executive Separation Plan (the “TCIL Separation Plan”) in which all of TCIL’s executive officers, including Mr. Vernon and Mr. O’Callaghan, participate.
Participants in the TCIL Separation Plan are eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the TCIL Separation Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) four weeks of severance for each full year of service that the participant has with the Company (up to a maximum of 104 weeks); (2) an annual bonus based on actual performance for the year in which the termination of employment occurs, prorated based on the period of the participant’s active employment for such year; (3) Company-provided outplacement services (up to a maximum cost of  $25,000); and (4) continued provision by the Company of medical, dental, vision, prescription drug, life insurance and long-term disability benefits for a period of up to 12 months (or, if earlier, until the date on which the participant becomes eligible for substantially similar benefits under another employer-provided plan).
Anti-Hedging and Anti-Pledging Policy
Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. The Company has a policy prohibiting employees, including officers, and directors from engaging in speculative transactions involving Company stock, including purchasing Company stock on margin, pledging Company stock to secure a loan, trading in options on the Company's stock, or short sales of Company stock.
Tax Deductibility of Compensation
When the Company becomes subject to Internal Revenue Code Section 162(m), Section 162(m) will impose a $1 million limit on the amount that the Company may deduct for compensation paid to our Chief Executive Officer as well as any of our three other most highly compensated executive officers employed on the last day of our taxable year (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to this deduction limit. To qualify as “performance-based compensation” within the meaning of the Section 162(m), the compensation must be contingent upon the achievement of objective performance criteria based on one or more performance goals approved by the Company’s shareholders and the Compensation Committee’s certification in writing of the achievement of such performance criteria prior to payment. The performance criteria must also be established in writing by the Compensation Committee no later than the time period prescribed under Section 162(m) (generally, the first 90 days of the applicable performance period).
While it is the Compensation Committee’s intent to avoid the deduction limitations of Section 162(m) once the Company becomes subject to such limitations following the annual general meeting of shareholders in 2018, in order to compete effectively for executive-level talent, the Compensation Committee has not adopted a policy requiring that all compensation paid by the Company be tax deductible. Accordingly, compensation paid by the Company may not be deductible because it exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m).
For a complete summary of all of our Named Executive Officers’ compensation, please see the Summary Compensation Table for 2016 below.
Consideration of Say-On-Pay Vote and Say-On-Frequency Vote
Our shareholders are being provided with an opportunity at the Annual Meeting to cast an advisory vote on the 2016 compensation of our Named Executive Officers and an advisory vote on the frequency of holding the advisory vote on the compensation of our Named Executive Officers in future years. Although the outcome of such votes will not be binding on us, we value the input from our shareholders on our executive compensation programs and expect to seek input from our shareholders to understand their views with respect to our approach to executive compensation.
Compensation Committee Interlocks and Insider Participation
The Board of Directors has established a Compensation Committee, consisting of Messrs. Germain, Coulter and Hextall. No members of the Compensation Committee are officers, employees or former officers of the Company. No executive officer of the Company served as a member of the compensation committee (or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.
REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Claude Germain, Chair
David A. Coulter
John S. Hextall

SUMMARY COMPENSATION TABLE FOR 2016

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Share Awards ($)(C)(D)	Non-Equity Incentive Plan Compensation ($)(E)	All Other Compensation ($)(F)	Total ($)
Brian M. Sondey Chairman, Chief Executive Officer, Director	2016	$361,923	$—	$2,159,569	$850,020	$4,091	$3,375,603
Simon R. Vernon (G) President	2016	$470,422	$529,528	$1,305,806	$285,472	$42,710	$2,633,938
John Burns Chief Financial Officer	2016	$191,038	$—	$607,375	$226,163	$5,324	$1,029,900
John F. O'Callaghan (G) Executive Vice President, Global Head of Field Marketing and Operations	2016	$351,464	$—	$522,957	$227,584	$33,757	$1,135,762
Kevin Valentine Senior Vice President, Triton Container Sales	2016	$148,946	$—	$458,907	$186,323	$3,831	$798,007
________________________________

A)
Pursuant to SEC guidance, amounts in this column for Messrs. Sondey, Burns and Valentine (who were previously Named Executive Officers of TAL) only reflect their salaries paid by the Company for periods after the closing of the combination of TCIL and TAL. For the full year 2016 (including amounts paid by TAL prior to the closing of the combination), Mr. Sondey’s salary was $765,769, and his all other compensation was $17,007; Mr. Burns’ salary was $401,038, and his all other compensation was $17,607; and Mr. Valentine’s salary was $314,254; and all other compensation was $16,355. Pursuant to SEC guidance, amounts for Messrs. Vernon and O’Callaghan (who were previously executive officers of TCIL) reflect their salaries paid for the full year 2016, including amounts paid by TCIL prior to the closing of the combination.

B)	The amount in this column represents the discretionary bonus that Mr. Vernon received.

C)
Pursuant to SEC guidance, the share award values shown in this column represent the grant date fair value of the time-based and performance-based restricted Common Shares granted by the Company in September 2016 to each of our Named Executive Officers, as well as the grant date fair value of the TCIL restricted shares granted to Messrs. Vernon and O’Callaghan in July 2016 prior to the closing of the combination, in each case as calculated in accordance with FASB ASC 718 - “Compensation - Stock Compensation”. For further discussion regarding the assumptions used in valuing these share awards, please refer to Note 8 to the Company’s Form 10-K filed on March 17, 2017. In addition, Messrs. Sondey, Burns and Valentine received the following TAL restricted share grants in January 2016 prior to the closing of the combination: Mr. Sondey: 31,000 TAL restricted shares with a grant date fair value of $337,590 and a value of $473,680 on the July 12, 2016 closing date of the combination; Mr. Burns 10,500 TAL restricted shares with a grant date fair value of $114,345 and a value of $160,440 on the July 12, 2016 closing date of the combination; and Mr. Valentine: 8,500 TAL restricted shares with a grant date fair value of $92,565 and a value of $129,880 on the July 12, 2016 closing date of the combination. All of the TAL restricted shares and TCIL restricted shares granted to our Named Executive Officers in 2016 prior to the closing of the combination were converted into restricted Common Shares at the closing of the combination based on the applicable TAL and TCIL exchange ratios. The January 2016 TAL restricted share grants have approximately three year cliff vesting, contingent only upon continued employment. The July 2016 TCIL restricted share grants have approximately two and one-half year cliff vesting, contingent only upon continued employment. 238,868 of the September 2016 restricted Common Share grants have three year cliff vesting, and the remainder of these grants (238,868 target; 289,589 125% of target) are also contingent upon meeting certain performance based criteria, as described above in the Compensation Discussion & Analysis. Information concerning the share awards is shown in the table below:

Grant Date	Grant Price	Vesting Date
January 25, 2016	$10.89	January 1, 2019
July 8, 2016	$13.68	January 1, 2019
September 7, 2016	$14.55	September 6, 2019
________________________________

(D)    The grant date fair value of the performance-based restricted Common Shares reported in this column assumes that these awards will be earned at the target level of performance. If the maximum level of performance had been assumed, the grant date fair value of the time vested Common Shares granted and the performance-based restricted Common Shares granted to each of our Named Executive Officers would have been as follows: Mr. Sondey: $2,429,515; Mr. Burns: $683,297; Mr. Vernon: $1,214,765; Mr. O’Callaghan: $334,053; and Mr. Valentine: $516,278.

(E)
Pursuant to SEC guidance, represents cash awards earned for 2016 under our annual incentive compensation program, including the part of the annual incentive payout that was calculated based on the Named Executive Officer’s applicable pre-combination bonus plan (TCIL or TAL, as applicable) and original company performance prior to the closing of the combination. All incentive compensation payments to our Named Executive Officers for 2016 performance were paid out in early 2017.

(F)	In 2016, all other compensation consisted of the following:

Name	Savings Plan Company Match ($)	Other Compensation ($) (1)	Total ($)
Brian M. Sondey (2)	$—	$4,091	$4,091
Simon R. Vernon	$22,414	$20,296	$42,710
John Burns (2)	$983	$4,341	$5,324
John F. O'Callaghan	$18,195	$15,562	$33,757
Kevin Valentine (2)	$—	$3,831	$3,831
________________________________

(1)
Other compensation includes Company paid car allowances and Company paid life insurance premiums for coverage exceeding $50,000. In addition, for Messrs. Vernon, and O’Callaghan the amount also includes club fees and for Mr. Vernon also includes disability insurance.

(2)
Pursuant to SEC guidance, the amounts for Messrs. Sondey, Burns and Valentine appearing in the tables are for periods after the closing of the combination of TCIL and TAL. For the full year 2016 (including amounts paid by TAL prior to the closing of the combination), Mr. Sondey’s full year Savings Plan Company Match was $7,950, his full year 2016 Other Compensation was $9,057, and his full year Total was $17,007; Mr. Burns’ full year Savings Plan Company Match was $7,950, his full year 2016 Other Compensation was $9,657, and his full year Total was $17,607; and Mr. Valentine’s full year Savings Plan Company Match was $7,950, his full year 2016 Other Compensation was $8,405, and his full year Total was $16,355. Pursuant to SEC guidance, all other compensation amounts appearing in the tables for Messrs. Vernon and Mr. O’Callaghan reflect amounts paid for the full year 2016, including amounts paid by TCIL prior to the closing of the combination.

(G)
Amounts reported in the table for Messrs. Vernon and Mr. O’Callaghan in respect of salaries, discretionary bonus amounts, non-equity incentive plan awards and all other compensation were paid in GBP but were converted for purposes of this table from GBP to US dollars using the foreign exchange rate on November 30, 2016 of 1 GBP to 1.25 US dollars.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2016

The following table includes certain information with respect to the non-equity incentive compensation plan awards and equity awards for our Named Executive Officers during the fiscal year ended December 31, 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Triton 2016 Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Brian M. Sondey	9/7/2016	-	-	-	55,659	74,212	92,765	74,212	$2,159,569
Brian M. Sondey - First Half	-	-	375,000	750,000	-	-	-	-
Brian M. Sondey - Second Half	-	-	400,000	800,000	-	-	-	-
Simon R. Vernon	7/8/2016	-	-	-	-	-	-	16,522	$226,021
Simon R. Vernon	9/7/2016	-	-	-	27,830	37,106	46,383	37,106	$1,079,785
Simon R. Vernon - Second Half	-	-	259,521	519,041	-	-	-	-
John Burns	9/7/2016	-	-	-	15,654	20,872	26,090	20,872	$607,375
John Burns - First Half	-	-	117,000	234,000	-	-	-	-
John Burns - Second Half	-	-	127,500	255,000	-	-	-	-
John F. O'Callaghan	7/8/2016	-	-	-	-	-	-	16,522	$226,021
John F. O'Callaghan	9/7/2016	-	-	-	7,653	10,204	12,755	10,204	$296,936
John F. O'Callaghan - First Half	-	-	112,500	168,750	-	-	-	-
John F. O'Callaghan - Second' Half	-	-	108,886	217,772	-	-	-	-
Kevin Valentine	9/7/2016	-	-	-	11,828	15,770	19,713	15,770	$458,907
Kevin Valentine - First Half	-	-	92,100	184,200	-	-	-	-
Kevin Valentine - Second Half	-	-	99,000	198,000	-	-	-	-
________________________________

(1)	Pursuant to SEC Guidance, grants made in January 2016 under the TAL 2014 Equity Incentive Plan prior to the combination of TCIL and TAL are not included.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE FOR 2016
The following table includes certain information with respect to restricted share awards held by each of our Named Executive Officers as of December 31, 2016.

	Stock Awards
Name	Number of Shares or Units That Have Not Vested (#)(A)	Market Value of Shares or Units That Have Not Vested ($)(B)
Brian M. Sondey (C)	179,424	$2,834,899
Simon R. Vernon (D)	90,734	$1,433,597
John Burns (E)	52,244	$825,455
John F. O'Callaghan (F)	36,930	$583,494
Kevin Valentine (G)	40,040	$632,632
________________________________

(A)
Amounts appearing in this column include (1) restricted Common Shares granted by the Company in September 2016 to each of our Named Executive Officers, (2) TAL restricted shares granted to Messrs. Sondey, Burns and Valentine in January 2016 prior to the closing of the combination that were converted into restricted Common Shares at the closing of the combination based on the TAL exchange ratio and (3) TCIL restricted shares granted to Messrs. Vernon and O’Callaghan in July 2016 prior to the closing of the combination that were converted into restricted Common Shares at the closing of the combination based on the TCIL exchanged ratio. The September 2016 restricted Common Share grants have three year cliff vesting contingent only upon continued employment with the Company, but 50% of these restricted Common Share grants are also contingent upon meeting certain performance based criteria, as described above in the Compensation Discussion & Analysis. The amounts appearing in this column assume that the maximum performance-based restricted Common Shares will be earned. The restricted Common Shares originally granted in January 2016 as TAL restricted share grants have approximately three year cliff vesting, contingent only upon continued employment. The restricted Common Shares originally granted in July 2016 as TCIL restricted share grants have approximately two and one-half year cliff vesting, contingent only upon continued employment.

(B)	The closing market price of the Company’s Common Shares on December 30, 2016 was $15.80.

(C)	Mr. Sondey’s restricted shares vest as follows: 31,000 on January 1, 2019 and 148,424 on September 6, 2019 (which includes the target of the performance based share grants).

(D)    Mr. Vernon’s restricted shares vest as follows: 16,522 on January 1, 2019 and 74,212 on September 6, 2019 (which includes the target of the performance based share grants).

(E)	Mr. Burns’ restricted shares vest as follows: 10,500 on January 1, 2019 and 41,744 on September 6, 2019 (which includes the target of the performance based share grants).

(F)	Mr. O’Callaghan’s restricted shares vest as follows: 16,522 on January 1, 2019 and 20,408 on September 6, 2019 (which includes the target of the performance based share grants).

(G)	Mr. Valentine’s restricted shares vest as follows: 8,500 on January 1, 2019 and 31,540 on September 6, 2019 (which includes the target of the performance based share grants).

OPTIONS EXERCISED AND STOCK VESTED IN 2016
The following table includes the number and value of the Common Shares received in 2016 by our Named Executive Officers due to share options exercised in 2016 and the vesting of restricted Common Share awards during 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(A)	Value Realized on Exercise ($)(B)	Number of Shares Acquired on Vesting (#)(C)	Value Realized on Exercise ($)(D)
Brian M. Sondey	-	-	-	-
Simon R. Vernon	94,107	1,029,089	-	-
John Burns	-	-	-	-
John F. O'Callaghan	52,935	578,863	-	-
Kevin Valentine	-	-	-	-
________________________________

(A)
Represents service-based TCIL options that were settled and cancelled on July 8, 2016 in exchange for Class A common shares of TCIL. These Class A common shares of TCIL equate to Triton shares of 75,159 for Vernon and 42,277 for O'Callaghan.

(B)	Represents the excess of the market price on July 8, 2016 of the Class A common shares of TCIL received over the exercise price of the service-based TCIL options being settled and cancelled.

(C)
Pursuant to SEC guidance, does not include TAL restricted shares granted to Messrs. Sondey, Burns and Valentine granted in 2013 that vested on January 1, 2016 and granted in 2014 and 2015 that vested in connection with the closing of the combination.

(D)
Represents the number of restricted shares that vested in 2016 multiplied by the market value of the underlying common shares on the applicable vesting date. Pursuant to SEC guidance, does not include TAL restricted shares granted to Messrs. Sondey, Burns and Valentine granted in 2013 that vested on January 1, 2016 and granted in 2014 and 2015 that vested in connection with the closing of the combination. If all of the TAL shares that vested in 2016 were included, these Named Executive Officers realized the following amounts in respect to the vesting of their 2013, 2014 and 2015 TAL restricted shares grants: Mr. Sondey: $1,346,720; Mr. Burns: $487,830; and Mr. Valentine: $371,370.

PENSION BENEFITS FOR 2016
We do not provide our Named Executive Officers with any plans providing for payments or other benefits at, following or in connection with retirement, other than our tax-qualified defined contribution 401(k) plan and our UK Stakeholders Scheme for Messrs. Vernon and O’Callaghan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2016
We do not provide our Named Executive Officers with any plans providing for nonqualified deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and quantifies the payments and benefits that our Named Executive Officers would have been eligible to receive from us under each contract, agreement, plan or arrangement entered into, sponsored or maintained by the Company that provides for payments or benefits in connection with a termination of employment or change in control of the Company. The quantitative disclosure provided in this section assumes that the applicable termination of employment or change in control of the Company occurred on December 31, 2016, and that the closing price per Common Share to the extent applicable is equal to the closing market price on December 30, 2016 of $15.80.

Employment Agreement with Mr. Sondey

Pursuant to his employment agreement, Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon his death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Based on Mr. Sondey’s compensation and bonus levels as of December 31, 2016, the amount of cash severance that would be payable to Mr. Sondey pursuant to his employment agreement upon a termination his employment by us without cause or by for him for good reason on December 31, 2016, is equal to $2,400,000, and the amount of cash severance that would be payable to Mr. Sondey pursuant to his employment agreement upon a termination his employment due to death or disability on December 31, 2016, is equal to 1,600,000 plus a maximum pro-rated bonus payment of $800,000.

Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.

Non-Compete Agreements

We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer's employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Based on the compensation levels of our Named Executive Officers (other than Mr. Sondey) as of December 31, 2016, the amount of cash severance that would be payable to each of our Named Executive Officers upon the termination their employment for any reason or no reason on December 31, 2016 (unless such termination is for cause), subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination in exchange for a one year non-compete, would be equal to: for Mr. Vernon, $519,041; $425,000 for Mr. Burns; $362,953 for Mr. O’Callaghan; and $330,000 for Mr. Valentine. Messrs. Vernon’s and O’Callaghan’s amounts were calculated in GBP and the chart reflects conversions to US dollars based on the November 30, 2016 foreign exchange rate of 1 GBP to 1.25 US dollar.

Restricted Common Shares

All of our unvested restricted Common Shares provide that the awards shall vest in the event the recipient’s employment with the Company is terminated as a result of a Change of Control (as defined in the applicable award agreement). Otherwise, there are no individual change of control agreements with any of our Named Executive Officers. Based on the number of restricted Common Shares held by each of our Named Executive Officers as of the December 31, 2016, and assuming that the maximum number of performance restricted Common Shares are earned at maximum, the value of the equity acceleration that each of our Named Executive Officers would receive in the event the recipient’s employment with the Company is terminated as a result of a Change of Control, using December 31, 2016 as a valuation date, would be equal to: $3,128,037 for Mr. Sondey, $1,580,174 for Mr. Vernon, $907,900 for Mr. Burns, $623,800 for Mr. O’Callaghan, and $694,931 for Mr. Valentine.

TAL Executive Severance Plan

Upon a qualifying termination of employment under the terms of the TAL Executive Severance Plan, Messrs. Burns and Valentine (but not Mr. Sondey, whose severance is governed by the terms of his employment agreement, as described above) will be eligible to receive severance payments under the TAL Executive Severance Plan, with payment amounts depending upon the nature of the termination.

Under the terms of the TAL Executive Severance Plan, if a participant is involuntarily terminated for performance reasons (as determined by the plan administrator), and provided that such termination is not the result of willful misconduct or gross negligence and is not for cause, the participant will receive the following severance payments (the "Category One Severance Payments"): (i) one week of base salary for one but less than five years of service; (ii) two weeks of base salary for five but less than ten years of service; and (iii) three weeks of base salary for ten or more years of service. The TAL Executive Severance Plan further provides that, if a participant’s employment is either (A) involuntarily terminated by the Company in connection with (i) a workforce reduction due to economic conditions or a decrease in company performance, (ii) a reorganization causing the discontinuance of jobs or resulting in changed job aptitude or skill requirements, (iii) being unable to locate another position after returning from a disability leave of absence because the prior position was filled or eliminated during the leave or (iv) a transfer of job functions to a third party or (B) terminated by the participant for good reason (as defined in the TAL Executive Severance Plan), and provided in each case that the participant does not voluntarily resign or abandon his or her job, the participant does not accept a position within the Company or with a third party to which the Company transfers job functions or sells assets, the participant does not decline an offer of a comparable position with the Company or a third party to which the Company transfers job functions or sells assets, and the termination is not for cause (as defined in the TAL Executive Severance Plan), then the participant will be eligible to receive a payment equal to eighteen months of base salary and target bonus (the "Category Two Severance Payments"). Severance payments under the TAL Executive Severance Plan will be made in a lump sum within forty-five days of the participant’s termination date, subject to the participant’s prior execution of a waiver and release of claims.

Based on the compensation levels of these Named Executive Officers as of December 31, 2016, the Category One Severance Payments and Category Two Severance Payments that that would be payable to each of these Named Executive Officers upon a qualifying termination of employment on December 31, 2016, would be as follows: for Mr. Burns, $ 24,519 in Category One Severance Payments and $1,020,000 in Category Two Severance Payments, and for Mr. Valentine, $19,038 in Category One Severance Payments and $792,000 in Category Two Severance Payments.

TAL Executive Retention Bonus Plan

The TAL Executive Retention Bonus Plan provides for a retention bonus equal to six months of a participant's base salary upon the earliest to occur of (i) the first anniversary of the effective time of the closing of the combination, provided that the participant remains continuously employed through, and has not tendered a notice of resignation prior to, such date, (ii) the termination of the participant's employment without cause or by the participant for good reason (each as defined in the TAL Executive Retention Bonus Plan), (iii) the participant’s death or disability and (iv) June 30, 2017, provided that the participant remains continuously employed through, and has not tendered a notice of resignation prior to, such date. The retention bonus will be paid in a lump sum no later than sixty days following the applicable vesting date. Each of Messrs. Sondey, Burns and Valentine participates in the TAL Executive Retention Bonus Plan. Based on the compensation levels of these Named Executive Officers as of December 31, 2016, the retention bonus that would become payable upon the termination of the participant's employment without cause or by the participant for good reason or the participant’s death or disability on December 31, 2016, would be as follows: $362,500 for Mr. Sondey, $187,500 for Mr. Burns, and $147,500 for Mr. Valentine.

TCIL Separation Plan

Under the TCIL Separation Plan, in which Mr. Vernon and Mr. O’Callaghan are eligible to participate, participants are eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the TCIL Separation Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) four weeks of severance for each full year of service that the participant has with the Company (up to a maximum of 104 weeks); (2) an annual bonus based on actual performance for the year in which the termination of employment occurs, prorated based on the period of the participant’s active employment for such year; (3) Company-provided outplacement services (up to a maximum cost of  $25,000); and (4) continued provision by the Company of medical, dental, vision, prescription drug, life insurance and long-term disability benefits for a period of up to 12 months (or, if earlier, until the date on which the participant becomes eligible for substantially similar benefits under another employer-provided plan). Based on the compensation levels of these Named Executive Officers as of December 31, 2016, the total value of the severance benefits that would become payable upon a termination of employment by the Company without cause or by the participant for good reason on December 31, 2016, would be as follows: $3,312,601 for Mr. Vernon and $1,097,252 for Mr. O’Callaghan. These amounts are calculated assuming a six month prorated bonus. Amounts were calculated in GBP and the chart reflects conversions to US dollars based on the November 30, 2016 foreign exchange rate of 1 GBP to 1.25 US dollar.

Description of Equity Compensation Plans
Triton International Limited 2016 Equity Incentive Plan

On July 8, 2016, Board of Directors approved the adoption of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”). The terms and conditions of the 2016 Equity Incentive Plan are briefly described below. This summary of the 2016 Equity Incentive Plan is not intended to be a complete description of the 2016 Equity Incentive Plan, and is qualified in its entirety by the actual text of the 2016 Equity Incentive Plan to which reference is made.

The maximum number of Common Shares with respect to which awards may be granted under the 2016 Equity Incentive Plan is 5,000,000. To the extent that any shares subject to awards have been canceled, expired, not issued or forfeited for any reason (in whole or in part), such shares will again be available for awards under the 2016 Equity Incentive Plan. Shares subject to awards that have been retained by the Company or delivered to the Company in payment or satisfaction of the purchase price or tax withholding obligations will not be available for subsequent grant under the 2016 Equity Incentive Plan.

The 2016 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.

Any of the employees, consultants, directors or any other person providing services to the Company or its affiliates, as determined by the Compensation Committee, may be selected to participate in the 2016 Equity Incentive Plan. The granting of awards under the 2016 Equity Incentive Plan is discretionary and therefore, the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group. These participants may receive one or more of the following awards:

•	Stock Options. Stock options may be granted under the 2016 Equity Incentive Plan, including incentive stock options and nonqualified stock options.

•
Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in cash or Common Shares.

•
Restricted Shares. A restricted share award is the grant of Common Shares on a date determined by the Compensation Committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met.

•	Dividend Equivalent Rights. The award of Dividend Equivalent Rights permits the participant to earn an amount equal to the dividends or other distributions payable with respect to Common Shares.

•	Cash Awards. Awards that are payable solely in cash may be granted under the 2016 Equity Incentive Plan, subjected to such conditions and restrictions as the Compensation Committee may determine.
The terms and conditions of all awards under the 2016 Equity Incentive Plan will be determined by the Compensation Committee at the time of the grant of the award and will be reflected in the award agreement.
In the event that a Change in Control (as defined in the 2016 Equity Incentive Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 Equity Incentive Plan) within the two years following the Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges (a) any and all options and SARs granted under the 2016 Equity Incentive Plan shall become immediately exercisable and (b) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved.
Each award agreement shall set forth the extent to which the participant shall have the right to exercise options and SARs, receive unvested restricted shares and unvested dividend equivalent rights, following termination of service with the Company.

TCIL 2016 Share Plan
On July 8, 2016 TCIL established the 2016 Triton Container International Limited Equity Incentive Plan for the sole purpose of making restricted share grants to certain TCIL executives, including Messrs. Vernon and O’Callaghan, prior to the closing of the combination of TCIL and TAL.
The maximum number of TCIL shares that may be issued under the TCIL 2016 Share Plan was 142,668 TCIL shares, and that maximum number of shares was issued on July 8, 2016, which shares were converted to restricted Common Shares as of the closing of the combination. No more grants will be made under the plan. Restricted shares were the only type of award that were permitted to be granted under the plan.
The 2016 TCIL Share Plan is administered by the Compensation Committee of our Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.
In the event that a Change in Control (as defined in the 2016 TCIL Share Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 TCIL Share Plan) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved.
2014 TAL International Group, Inc. Equity Incentive Plan

TAL established the 2014 TAL International Group, Inc. Equity Incentive Plan ("2014 Stock Plan") so that TAL and its subsidiaries could (i) attract and retain persons eligible to participate in the plan; (ii) motivate persons eligible to participate, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align the interests of the persons eligible to participate with those of the Company’s other shareholders through compensation that is based on the Company’s common shares; and thereby promote the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.
Shares reserved for issuance. The 2014 Stock Plan has been frozen and no more shares will be issued under the plan. The maximum number of shares with respect to which awards could be granted under the 2014 Stock Plan was 3,000,000 and the shares remaining to be issued under the plan at the time the plan was frozen was 2,860,000.
Administration. The 2014 Stock Plan is administered by the Compensation Committee of our Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares of stock subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.
Participants. Any of our employees, consultants, directors or any other person providing services to us or our subsidiaries, as determined by the Committee, were eligible be selected to participate in the 2014 Stock Plan. These participants were eligible to receive one or more of the following awards:
Stock Options. Stock options including incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options.
Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in cash or shares of our Common Stock.
Restricted Stock. A restricted stock award is the grant of shares of our Common Stock on a date determined by the Committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met.
Dividend Equivalent Rights. The award of Dividend Equivalent Rights permits the Participant to earn an amount equal to the dividends or other distributions payable with respect to shares of our Common Stock.
Change in Control. For the January 2016 restricted stock grants, which are the only grants remaining outstanding, in the event of a Change in Control (as defined below), and within 24 months following the occurrence of such Change of Control, the grantee’s employment is terminated by the Company other than for Cause or by the grantee for Good Reason, all unvested restricted shares granted in January 2016 shall vest in full upon the date of the termination of employment.

“Change in Control” means (1) a sale of all or substantially all of the Company’s assets or (2) a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person; provided however, none of the following shall be considered a Change in Control: (a) a merger effected exclusively for the purpose of changing the domicile of the Company, (b) an equity financing in which the Company is the surviving corporation, or (c) a transaction in which the holders of at least 50% of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) 50% or more of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction.
Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2016 with respect to outstanding awards and shares remaining available for issuance under the Company’s existing equity compensation plan. Information is included in the table as to Common Shares that may be issued pursuant to Triton’s equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (A)	298,589 (C)	N/A	4,462,543
Equity compensation plans not approved by security holders (B)	-	N/A	2,860,000 (D)
Total	298,589	N/A	7,322,543
________________________________

(A)	Represents the Triton International Limited 2016 Equity Incentive Plan.

(B)
Represents the 2016 Triton Container International Limited Equity Incentive Plan and the 2014 TAL International Group, Inc. Equity Incentive Plan which were assumed by the Company in connection closing of the combination. No further grants of awards will be made under these two plans following the closing of the combination, but the terms of those plans will continue to apply to awards previously issued under those plans. The material features of these two plans are described below.

(C)
Represents the number of performance-based restricted Common Shares that can be earned as if the Company’s TSR over the three-year performance period is in the top one-third of the list of peer companies. The weighted average exercise price of the restricted shares identified in column (a) is listed as N/A since such restricted shares do not have an exercise price or purchase price.

(D)
Represents shares that remain available for issuance under the 2014 TAL International Group, Inc. Equity Incentive Plan. The 2014 TAL International Group, Inc. Equity Incentive Plan has been frozen and no more shares will be issued under this plan. No shares remain available for future issuance under the 2016 Triton Container International Limited Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Triton’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three directors, all of whom are independent directors as defined under Section 10A of the Securities Exchange Act of 1934, the SEC rules, the NYSE listing standards and our corporate governance guidelines. Each member of the Audit Committee is financially literate, as that qualification is interpreted by Triton’s Board of Directors in its business judgment. Further, Mr. Alspaugh qualifies and is designated as an “audit committee financial expert” serving on the Audit Committee as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of Triton’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal controls over financial reporting, the evaluation and retention of Triton’s independent auditor, the performance of the Company’s internal audit, ethics and compliance functions. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss Triton’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Triton’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by PCAOB Auditing Standards No. 16 (Communication with Audit Committees), for annual statements, and Statement of Auditing Standards 100 for quarterly statements.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Triton’s results and the assessment of Triton’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by Triton in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Triton’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standards No. 16 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Triton and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to Triton is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Triton and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of Triton’s internal controls, the overall quality of Triton’s financial reporting, and other matters required to be discussed by PCAOB Auditing Standards No. 16 (Communication with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Triton’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Audit Committee: Robert W. Alspaugh, Chair Malcolm P. Baker Kenneth Hanau

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, as independent accountants of Triton for the fiscal year ending December 31, 2017. In the event that ratification of this selection is not approved by a majority of Common Shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRITON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Audit Fees

The following table sets forth the fees billed to or incurred by Triton for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the year ended December 31, 2016:

Type of Fees	2016
Audit Fees	$1,445,106
Audit-Related Fees	611,823
Tax Fees	251,553
All Other Fees	—
Total Fees	$2,308,482

In accordance with the SEC’s definitions and rules, “audit fees” are fees Triton incurred for professional services in connection with the audit of Triton’s consolidated financial statements included in its Annual Report on Form 10-K, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services principally in connection with the filing of the S-4 registration statement; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

The independent auditors did not provide any financial information systems design and implementation services during the years ended December 31, 2016. The Audit Committee did consider whether the provision of such services, tax services and all other services is compatible with the independent auditor’s independence.

PROPOSAL 3
ADVISORY VOTE ON THE APPROVAL
OF EXECUTIVE COMPENSATION
        In accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” and the rules of the Securities and Exchange Commission, Triton is providing shareholders with the opportunity to cast an advisory vote on the compensation of its named executive officers as disclosed in this Proxy Statement. This proposal, which is commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to cast non-binding, advisory votes on the compensation of our named executive officers.
        As described in the Compensation Discussion and Analysis section of this Proxy Statement, Triton seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allows Triton to recruit and retain high quality individuals. Triton seeks to structure its compensation plans so that they are straightforward for the executives and shareholders to understand and value, and relatively easy for the Company to administer. Triton links a portion of overall compensation to near-term and long-term measures of performance to motivate senior executives and align their interests with those of our shareholders.
        The purpose of this proposal is to provide an advisory vote on the overall compensation of the Company’s named executive officers. Accordingly, the Board of Directors will request that the Company’s shareholders vote on the following resolution at the 2017 Annual Meeting of Shareholders:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures of the Company’s Proxy Statement.”
        While the advisory vote we are asking you to cast is not binding on the Company, the Board of Directors values the opinions of our shareholders regarding the compensation of Triton’s named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and Compensation Committee in the alignment of Triton’s executive compensation programs with the interests of the Company and our shareholders.
        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
        As described in Proposal 3, Triton’s shareholders are being provided the opportunity to cast non-binding advisory votes on the compensation of the Company’s named executive officers. In accordance with the Dodd-Frank Act and the rules of the Securities and Exchange Commission, Proposal 4 provides shareholders with the opportunity to cast non-binding advisory votes on how often Triton should hold an advisory vote on the compensation of its named executive officers. Under this proposal, shareholders will be able to cast their non-binding advisory votes on whether Triton should hold an advisory vote on executive compensation every one, two or three years. Alternatively, shareholders may abstain from casting a vote.
The Board of Directors recommends that future advisory votes to approve the compensation of our named executive officers take place every year. After careful consideration, the Board of Directors has determined that an advisory vote to approve executive compensation that occurs annually is the most appropriate alternative for the Company, as it will allow shareholders to provide us with regular, direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote to approve executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We will continue to engage with our shareholders regarding our executive pay programs between shareholder advisory votes as part of our governance process. Accordingly, the Board of Directors will request that the Company’s shareholders cast a vote with respect to the following resolution at the 2017 Annual Meeting of Shareholders:
“RESOLVED, that the option of once every one, two or three years that receives the highest number of votes cast for this resolution will be determined to be the shareholders’ preferred frequency for the holding of shareholder advisory votes on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and other related sections and tables included in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
 Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth above; however, the advisory vote we are asking you to cast is not binding on the Company in any way.
        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THAT THE COMPANY HOLD AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS “EVERY YEAR.”
ADJOURNMENT OF THE 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS
In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual General Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our Common Shares. Proxies solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting or a majority of the Board of Directors is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.
OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual General Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND
PRINCIPAL SHAREHOLDERS

The following tables show the beneficial ownership of our Common Shares on March 31, 2017:

•	our directors and named executive officers and all of our directors and executive officers as a group; and

•	each person who we know beneficially owns more than 5% of our Common Shares

Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Shares. The number of Common Shares beneficially owned by a person includes Common Shares issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our Common Shares beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is c/o Triton International Limited, 22 Victoria Street, Hamilton HM12, Bermuda Attn: Estera Services (Bermuda) Limited. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all Common Shares shown as beneficially owned by the person. The percentages of beneficial ownership are based on 74,497,727 Common Shares outstanding, together with the individual’s restricted shares granted and not yet vested.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Brian M. Sondey (1)	387,341	*
Simon R. Vernon (1)(2)	236,113	*
John Burns (1)	147,426	*
John F. O'Callaghan (1)(3)	126,695	*
Kevin Valentine (1)	71,705	*
Robert W. Alspaugh	28,487	*
Malcolm P. Baker	38,025	*
David A. Coulter	17,696	*
Claude Germain	26,055	*
Kenneth Hanau	29,225	*
John S. Hextall	6,725	*
Robert L. Rosner	—	*
All directors and executive officers as a group	1,115,493	1.50%
________________________________
* None of the Director or Named Executive Officers beneficially owned 1% or more of the Company's outstanding shares.

(1)
For each Named Executive Officer, number of shares beneficially owned includes restricted shares granted in 2016 (and for Mr. O'Callaghan also granted in 2017) as follows: Mr. Sondey (160,871); Mr. Burns (47,026): Mr. Vernon (81,458); Mr. O’Callaghan (41,538); and Mr. Valentine (36,098).

(2)	Includes 62,968 shares owned by the Ogier Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust for benefit of Mr. Vernon.

(3)	Includes 33,583 shares owned by the Ogier Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust for benefit of Mr. O’Callaghan.

	Shares Beneficially Owned
Five Percent and Greater Shareholders	Number	Percent (1)
Warburg Pincus Funds (2)	11,816,382	15.9%
Vestar Funds (3)	10,687,250	14.3%
Bharti Entities (4)	7,877,590	10.6%
________________________________

(1)
The percentages of beneficial ownership are based on 74,497,727 common shares (“Common Shares”) of Triton International Limited outstanding as of March 8, 2017, as reported in the Form 10-K, filed by Triton International Limited with the U.S. Securities and Exchange Commission on March 17, 2017.

(2)
Common Shares shown as beneficially owned by Warburg Pincus Funds reflect record ownership of (i) 366,307 Common Shares held by Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (ii) 3,801,581 Common Shares held by Warburg Pincus (Callisto-II) Private Equity X, L.P., a Delaware limited partnership (“WP Callisto-II”), (iii) 3,833,698 Common Shares held by Warburg Pincus (Europa-II) Private Equity X, L.P., a Delaware limited partnership (“WP Europa-II”), and (iv) 3,814,796 Common Shares held by Warburg Pincus (Ganymede-II) Private Equity X, L.P., a Delaware limited partnership (“WP Ganymede-II”, together with WP X Partners, WP Callisto-II and WP Europa-II, the “WP Shareholders”). Warburg Pincus (Europa) X LLC, a Delaware limited liability company (“WP Europa”), is the general partner of WP Europa II. Warburg Pincus (Ganymede) X LLC, a Delaware limited liability company (“WP Ganymede”), is the general partner of WP Ganymede II. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is (i) the general partner of WP X Partners and WP Callisto-II, and (ii) the sole member of WP Europa and WP Ganymede. Warburg Pincus X GP L.P., a Delaware limited partnership ("WP X GP"), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company ("WPP GP"), is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership ("WP Partners"), is the managing member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company ("WPP GP LLC"), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP GP LLC. Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and together with the WP Shareholders, WP Europa, WP Ganymede, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC and WP, the “Warburg Pincus Entities”), is the manager of the WP Shareholders. The business address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017.

Charles R. Kaye and Joseph P. Landy, each Managing General Partner of WP and Managing Member and Co-Chief Executive Officer of WP LLC, may be deemed to control the Warburg Pincus Entities. Each of Messrs. Kaye and Landy expressly disclaim beneficial ownership of all Common Shares held by the Warburg Pincus Entities.

(3)
Common Shares shown as beneficially owned by Vestar Funds reflect record ownership of (i) 10,479,601 Common Shares held by Vestar-Triton (Gibco) Ltd., a Gibraltar Company (“Vestar Gibco”), (ii) 200,924 Common Shares held by Vestar/Triton Investments III L.P., a Cayman Islands exempted limited partnership (“Vestar/Triton Investments”) and (iii) 6,725 Common Shares held by Vestar Capital Partners LLC, a New York limited liability company (“VCP”). Triton-Vestar Luxco S.a.r.l., a Luxembourg limited liability company (“Vestar Luxco”) is the sole member of Vestar Gibco. Vestar/Triton Investments Holdings L.P., a Cayman Islands exempted limited partnership (“Vestar Holdings”) is the sole member of Vestar Luxco. Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership (“Vestar Capital V”) is the general partner of Vestar Holdings. Vestar Associates V, L.P., a Scottish limited partnership (“Vestar Associates V”) is the general partner of Vestar Capital V. Vestar Managers V Ltd., a Cayman Islands exempted company (“VMV”) is the general partner of both Vestar Associates V and Vestar/Triton Investments. Vestar Management Corp. II, a Delaware corporation (“Vestar Management II,” together with Vestar Gibco, Vestar/Triton Investments, VCP, Vestar Luxco, Vestar Holdings, Vestar Capital V, Vestar Associates V and VMV, the “Vestar Entities”) holds all of the outstanding membership interests of VCP. The business address of the Vestar Entities is 245 Park Avenue, 41st Floor, New York, NY 10167.

Daniel S. O’Connell is the sole director of VMV and the sole owner of Vestar Management II and, as a result, he may be deemed to control the Vestar Entities. Mr. O’Connell expressly disclaims beneficial ownership of all Common Shares held by the Vestar Entities.

(4)
Common Shares shown as beneficially owned by the Bharti Entities reflect record ownership of 7,877,590 Common Shares held by Bharti Global Limited, a private limited company formed under the laws of Jersey (“BGL”). Bharti Overseas Private Limited, a private limited company formed under the laws of India (“BOPL”) is the sole shareholder of BGL. The business address of BGL is 1st Floor, Le Masurier House, La Rue Le Masurier, St. Helier, Jersey, JE2 4YE. The business address of BOPL is Bharti Crescent, 1, Nelson Mandela Road, Vasant Kunj, Phase II, New Dheli, Delhi, India, 110070.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Triton’s officers and directors, and holders of more than ten percent of a registered class of Triton’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish Triton with copies of all Section 16(a) forms they file.

Based on a review of the copies of Forms 3, 4 and 5 furnished to Triton, Triton believes that all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were filed in a timely manner during 2016, except for Simon Vernon and John O’Callaghan who failed to report shares held in a trust for their benefit on their Form 3 and Form 4 filings.
Certain Relationships and Related Transactions

All facts and circumstances of any transactions between the Company and any executive officer, director or other related person must be fully disclosed to the chair of the Audit Committee of the Board of Directors, and prior written approval of the Audit Committee of the Board of Directors must be obtained.

Sponsor Shareholders Agreements

In connection with the closing of the combination of TCIL and TAL, the Company and the Sponsor Shareholders entered into the Sponsor Shareholders Agreements, which became effective upon the closing of the combination. Under the Sponsor Shareholders Agreements, Warburg Pincus has the ongoing right to designate two individuals to serve on the Company’s Board, and Vestar has the ongoing right to designate one individual to serve on the Company’s Board, in each case subject to the approval by the Nominating and Corporate Governance Committee of any individuals so designated. The rights of Warburg Pincus and Vestar to designate individuals to serve on the Holdco Board are subject to reduction as their respective ownership of Holdco common shares declines.

The Sponsor Shareholders Agreements provide that for so long as the Sponsor Shareholders hold more than 5% of the outstanding common shares of the Company, they and their affiliates will not, directly or indirectly, (i) acquire or propose to acquire additional equity securities (including derivatives) of the Company, subject to exceptions for share dividends and issuances of shares to the Company’s existing shareholders, (ii) offer, propose or enter into any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, or offer to acquire the Company (or instigate, encourage, facilitate, join or assist any third party to do any of the foregoing), (iii) solicit proxies or consents (except for any solicitation in furtherance of the recommendation of the Company’s Board), (iv) deposit any Company securities in a voting trust or subject any Company securities to a voting agreement or similar agreement (other than the Sponsor Shareholders Agreements), (v) submit shareholder proposals or call special shareholder meetings, (vi) form a “group” with, or otherwise act in concert with, any other Company shareholder in respect of the Company, or (vii) agree to take any of the foregoing actions, or request any waiver of the standstill or voting restrictions below other than through a confidential waiver request submitted to the Chief Executive Officer or Chairman of the Company that the Sponsor Shareholder making the request, after consulting legal counsel, would not reasonably expect to require (a) the Company or the Board to issue a public statement or (b) any public disclosure by such Sponsor Shareholder.

The Sponsor Shareholders Agreements further provide that, for so long as the Sponsor Shareholders own at least 5% of the outstanding shares of the Company, the Sponsor Shareholders will vote (a) 55% of their Common Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any election or removal of directors (other than with respect to any contested election, any election or removal of a Warburg Pincus director or a Vestar director or any replacement thereof), and the remaining 45% of their Common Shares in favor of the slate of directors nominated by the Nominating and Corporate Governance Committee, and (b) 100% of their Common Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any vote or consent on a shareholder proposal or any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, unless approved by a majority of the directors on the Board and, in the case of an extraordinary transaction, such extraordinary transaction provides equal treatment of all Common Shares.

The Sponsor Shareholders Agreements also govern Triton’s and the Sponsor Shareholders’ respective rights and obligations with respect to the registration for resale of Triton common shares held by the Sponsor Shareholders following the mergers. For further information, please see the Company’s Registration Statement on Form S-4 filed with the SEC on December 24, 2015, as amended, under “Related Agreements - The Sponsor Shareholders Agreements.”

Indemnification Agreements

Indemnification agreements were entered into by the Company on July 12, 2016 (the “Indemnification Agreements”), in which the Company has agreed to provide each of Brian M. Sondey, John Burns, Simon R. Vernon, Marc A. Pearlin, Robert W. Alspaugh, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, John S. Hextall and Robert L. Rosner (each, an “Indemnitee”) with contractual assurance of each Indemnitee’s rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that which is afforded by the Company’s organizational documents. Under the Indemnification Agreements, the Company agrees to indemnify and hold harmless, and provide advancement of expenses to, each Indemnitee against any and all expenses, liabilities and losses actually and reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of, or by reason of, each Indemnitee’s service to the Company. Unless determined otherwise by a court of competent jurisdiction, the Company will indemnify and hold harmless any Indemnitee for all expenses, liabilities and losses actually and reasonably incurred by any such Indemnitee, or on any such Indemnitee’s behalf, in defending any such proceeding, if the relevant Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, the relevant Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has established a Compensation Committee, consisting of Messrs. Coulter, Germain (Chair) and Hextall. No members of the Compensation Committee are officers, employees or former officers of Triton. No executive officer of Triton served as a member of the compensation committee (or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation Committee or as a director of Triton.

MISCELLANEOUS

Shareholder Proposals

Under Securities and Exchange Commission rules, if a shareholder wishes to submit a proposal to be considered for inclusion in our proxy statement for the 2018 Annual General Meeting of Shareholders, the Company must receive the proposal in writing on or before December 11, 2017 unless the date of the 2018 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with SEC Rule 14a-8 and should be sent to our Assistant Secretary, Estera Services (Bermuda) Limited at 22 Victoria Street, Hamilton HM12 Bermuda.

If a shareholder wishes to submit a proposal for business to be brought before the 2018 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-Laws, no earlier than January 10, 2018 and no later than February 9, 2018. Notice of any such proposal also must include the information specified in our Bye-Laws and should be sent to our Assistant Secretary, Estera Services (Bermuda) Limited at 22 Victoria Street, Hamilton HM12 Bermuda. In addition to our Bye-Laws, please see the section titled Director Nomination Process for a description of the procedures to be followed by a shareholder who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee for its consideration.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our principal executive offices in Bermuda (located at

22 Victoria Street, Hamilton HM12, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.
Internet Availability of Proxy Materials

This Proxy Statement and the 2016 Annual Report are available on www.proxyvote.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Report of the Compensation Committee” and “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers may household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or us that materials will be sent in the householding manner to the shareholders’ address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements, you can make your request in writing to your broker.

FORM 10-K

A COPY OF TRITON INTERNATIONAL LIMITED'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL SHAREHOLDERS OR SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO INVESTOR RELATIONS AT TRITON INTERNATIONAL LIMITED, 22 VICTORIA STREET, HAMILTON HM12, BERMUDA ATTN.: ESTERA SERVICES (BERMUDA) LIMITED.

April 10, 2017

By Order of the Board of Directors Marc Pearlin Secretary

DIRECTIONS TO THE ANNUAL MEETING
DIRECTIONS TO THE CROWNE PLAZA, 66 HALE AVENUE, WHITE PLAINS, NEW YORK
FROM CONNECTICUT or NEW YORK VIA I-95 (NORTH OR SOUTH):
Follow signs for I-287 West (Cross Westchester Expressway). Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
FROM CONNECTICUT VIA MERRITT PARKWAY:
Merritt Parkway South to Hutchinson River Parkway South. Take Hutchinson River Parkway South to Exit 26W (Westchester Avenue West/I-287 West/White Plains). Merge onto Westchester Avenue then immediately get into the left lane and merge onto I-287 West via the left lane entrance ramp. Continue on I-287 for approximately 0.2 mile to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
FROM WEST SIDE OF MANHATTAN:
West Side Highway to Henry Hudson Parkway (Route 9) North to Saw Mill River Parkway North (the Henry Hudson becomes the Saw Mill River Parkway). Follow the Saw Mill River Parkway to Exit 4, Cross County Parkway East. Take Cross County Parkway East to exit for Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W toward I-287 West. Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
FROM QUEENS/LONG ISLAND-WHITESTONE & THROGS NECK BRIDGES:
Whitestone Bridge:
After bridge tolls, bear left for Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W (I-287 West). Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
Throgs Neck Bridge:
After bridge tolls, bear right for I-95 (New England Thruway). Take Exit 9, Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W toward I-287 West. Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

TRITON INTERNATIONAL LIMITED
Canon's Court
22 VICTORIA STREET
HAMILTON HM12, BERMUDA

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Brian M. Sondey
02 Simon R. Vernon
03 Robert W. Alspaugh
04 Malcolm P. Baker
05 David A. Coulter
06 Claude Germain
07 Kenneth Hanau
08 John S. Hextall
09 Robert L. Rosner

		For	Against	Abstain
2	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐
3	ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		3 years	2 years	1 year	Abstain
4	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	☐	☐	☐	☐

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000324726_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com "> www.proxyvote.com .

The undersigned hereby appoint(s) John Burns and Marc A. Pearlin as proxies, each with full power of substitution, to represent and vote as designated all common shares of Triton International Limited held of record by the undersigned on March 31, 2017 at the Annual General Meeting of Shareholders of Triton International Limited to be held at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, at 9:00 a.m., Eastern Daylight Time, on May 10, 2017 with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1; "FOR" ITEM 2; "FOR" ITEM 3 AND FOR EVERY "1 YEAR" WITH RESPECT TO ITEM 4.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

0000324726_2 R1.0.1.15

Continued and to be signed on reverse side